UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Freeport-McMoRan Inc.

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LETTER TO STOCKHOLDERS

Dear Fellow Stockholders,

On behalf of the board of directors, thank you for your investment and trusting us to oversee the long-term success of Freeport-McMoRan.

Our hearts go out to all affected by the current global health crisis. We are especially grateful to medical personnel and all on the front lines helping those in need. Our company’s principal focus is on the health, safety and well-being of our global workforce, their families and the communities where we operate.

Our management team has substantial experience in successfully navigating challenging conditions. We remain confident about the importance of copper’s role in the global economy and the long-term positive future for our business that will benefit all stakeholders—our workers; the communities where we operate; our business partners and contractors; governments where our resources are located; and you, our stockholders.

In 2019, we continued to build a strong foundation for long-term stockholder value as we advanced key operational initiatives, enhanced our board composition and reiterated our long-standing commitment to sustainable and responsible copper mining.

Building on Strength. In the last year, our board and management team prioritized and advanced three key operational initiatives to strengthen our cost position and enhance future cash flows and long-term value for our stockholders. We remain on schedule to establish large-scale production from our high-grade, low-cost and long-lived underground ore bodies at Grasberg; our Lone Star project in Arizona is expected to be commissioned this year; and we are utilizing innovation and technology tools to enhance productivity and unit cost performance in the Americas. These initiatives are expected to create value for our stockholders and advance our long-term strategy.

Enhancing Board Composition and Ongoing Director Recruitment Efforts. Enhancing the composition and size of our board remains one of our top priorities. Last year, the nominating and corporate governance committee led a robust search process, detailed in this year’s proxy statement. Through this process, we welcomed John J. Stephens, Senior Executive Vice President and Chief Financial Officer of AT&T, to our board and audit committee in October 2019. Mr. Stephens brings a depth of experience in accounting, financial planning, corporate development, auditing and technology that complements our existing skill sets and experiences. Our ongoing director recruitment efforts remain focused on thoughtfully enhancing and broadening our board’s capabilities and business experience.

Our Commitment to Sustainable and Responsible Copper Mining. We have long embraced sustainability in all aspects of our business, driven by our core values – safety, respect, integrity, excellence and commitment – and overseen by our corporate responsibility committee. We are committed to meeting the highest standards of environmental stewardship across our operations, respecting human rights in all of our business practices, and prioritizing the health, safety and well-being of our employees and the communities where we live and work because these efforts underpin our ability to provide sustainable long-term value creation. As part of our commitment to increase transparency and accountability, during 2019 we provided enhanced public disclosures of our tailings management and stewardship program, available on our company website. During 2020, we plan to publish reports on climate and water – two critical issues for our business and our stakeholders.

Navigating the Impact of COVID-19. As a result of the public health impact of the COVID-19 pandemic and to prioritize the health and well-being of meeting participants, this year’s annual meeting will be conducted virtually via a live audio webcast. The attached notice of 2020 annual meeting of stockholders and proxy statement provide you with information on how to join the annual meeting online and the business to be conducted at the annual meeting. My fellow directors and I are continuing our active oversight role as we counsel management during this period of rapid change triggered by the global health crisis and disruption to the global economy. Thank you for your continued support and trust in us as we execute on our commitments to you.

Respectfully yours,
GERALD J. FORD Non-Executive Chairman of the Board April 22, 2020

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 3, 2020

Time:	1:00 p.m. Eastern Time

Website:	www.meetingcenter.io/238456516

Purpose:	•	Elect six directors;
•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020;
•	Approve, on an advisory basis, the compensation of our named executive officers; and
•	Transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on April 8, 2020, are entitled to vote at the annual meeting and any adjournment or postponement of the meeting.

Attending the Virtual Annual Meeting:	As a result of the public health impact of the COVID-19 pandemic and to prioritize the health and well-being of meeting participants, this year’s annual meeting will be conducted virtually via a live audio webcast, accessible at www.meetingcenter.io/238456516. Please see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” beginning on page 58 for information about how to attend and participate in the virtual annual meeting, vote, view the list of stockholders of record and submit questions pertinent to the meeting.

Proxy Voting:	Your vote matters. Regardless of whether you plan to attend the virtual annual meeting, please promptly submit your proxy and voting instructions via the internet or phone, or sign, date and return a proxy card. Stockholders are encouraged to vote and submit proxies in advance of the meeting by internet or phone as early as possible to avoid COVID-19 related processing delays. Your cooperation is appreciated.

By Order of the Board of Directors.
MONIQUE A. CENAC Assistant General Counsel and Corporate Secretary April 22, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2020.

This proxy statement and the company’s 2019 annual report to stockholders are available at

edocumentview.com/FCX

Freeport-McMoRan  |  2020 Proxy Statement    i

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements, which are all statements other than statements of historical facts. We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to, those described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 (2019 Form 10-K), filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements. This proxy statement also contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP). Please refer to Annex A to this proxy statement for a reconciliation of such non-GAAP financial measures to amounts reported in our consolidated financial statements and other information regarding such non-GAAP measures.

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PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before submitting your proxy and voting instructions. For more complete information regarding our 2019 performance, please review our 2019 annual report to stockholders (2019 annual report), which is being made available to stockholders together with these proxy materials on or about April 22, 2020.

2020 Annual Meeting of Stockholders

Time and Date:	1:00 p.m. Eastern Time, Wednesday, June 3, 2020

Website:	www.meetingcenter.io/238456516

Record Date:	Wednesday, April 8, 2020

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page
No. 1	Election of six directors	FOR each nominee	19
No. 2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020	FOR	53
No. 3	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	54

2019 Performance Highlights (page 25)

Advanced Key Operational Initiatives

•	Advanced three key operational initiatives to strengthen our cost position and enhance future cash flows and long-term value:

¡	Grasberg underground – commenced operating phase; ramp-up progressing on schedule to establish large-scale production from our high-grade, low-cost and long-lived underground ore bodies

¡	Lone Star oxide mine in Arizona – advanced development; nearing completion and on schedule for start-up during 2020

¡	Advanced innovation and technology initiatives to enhance productivity and unit cost performance in the Americas

Executed Our Capital Strategy

•	Successfully implemented new partnership for PT Freeport Indonesia

•	Opportunistic balance sheet liability management included refinancing of senior notes to extend maturities

•	Extended $3.26 billion of our $3.5 billion bank credit facility to April 20, 2024

•	Maintained financial strength and strong liquidity position

Committed to Sustainability and Environmental Programs

•

Maintained our commitment to providing the necessary management and financial resources to our sustainability and environmental programs, recognizing that these programs are paramount to our long-term success

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Stockholder and Stakeholder Engagement Highlights (page 5)

We believe effective engagement is founded on transparency and meaningful dialogue. Our goal is to foster mutual understanding, trust and cooperation with our broad range of stakeholders including our stockholders, employees, communities, customers and suppliers, regulators and policymakers, host governments and nongovernmental organizations. We maintain an ongoing, proactive stockholder engagement program. Our board and management have a history of engaging with stockholders and incorporating feedback into their decision-making processes.

2019 Stockholder Engagement

Key Topics Discussed in 2019 Engagement
✓	Company strategy and capital structure	✓	Human capital management including diversity and inclusion
✓	Board composition and ongoing recruitment efforts	✓	Human rights practices and programs
✓	Executive compensation practices	✓	Environmental performance including climate risk and tailings management
✓	Governance practices and stockholder rights	✓	Enhancing ESG disclosures

Executive Compensation Highlights (page 24)

• Majority of our executive officers’ target direct compensation is at risk and requires measurable performance and increases in stock price under our annual incentive and long-term incentive (LTI) programs.

o   Annual incentive awards for 2019 earned at 114.4% of target based on performance metrics, but management recommended and the committee approved a reduction in the payouts to 100% of target.

o   Payout of 2017 performance share units (PSUs) in early 2020 at 85.9% of target based on achievement of company performance metrics.

• Annual incentive program uses financial, operational, safety, environmental and social responsibility metrics to measure performance.

• 75% of LTI program is performance-based, including PSUs (50% of LTI) with payout based on achievement of ROI metrics with a TSR modifier, and stock options (25% of LTI) with ultimate value based on increases in stock price.

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Board Refreshment Update (page 9)

Enhancing the composition and size of our board was a priority in 2019 and will continue to be a priority in 2020. Between March 2018 and March 2019, our board size decreased from eight directors to five directors as a result of the unexpected death of one director and the resignation of two directors who served as designees of one of our largest stockholders at the time in accordance with the terms of a nomination and standstill agreement.

Our nominating and corporate governance committee engaged a global search firm to assist with identifying and evaluating a diverse pool of potential director candidates. Through this process, several strong candidates have been identified, including John J. Stephens, who was appointed to our board and as a member of our audit committee in October 2019. Mr. Stephens brings a depth of experience in accounting, financial planning, corporate development, international business, auditing and technology that complements our board’s existing skill sets and experiences.

Our director recruitment efforts are ongoing and we are currently in discussions with other potential candidates that have been identified through this process. Our board remains focused on thoughtfully enhancing and broadening its capabilities by engaging directors who can contribute to our board’s robust independent oversight and create long-term value.

Board Composition Overview (page 9)

Independence	Diversity	Average Age	Average Tenure

Diverse Board Skills and Experience (page 19)

✓

Senior Leadership Experience

Experience in senior leadership positions provides practical insights in developing and implementing business strategy, maintaining effective operations and driving growth in order to achieve our strategic goals.

✓

Accounting/Financial Expertise

Experience as an accountant, auditor, financial advisor or other similar experience is critical to oversight of the preparation and audit of our financial statements and compliance with various related regulatory requirements and standards.

✓

Public Company Board Experience

Directors who serve or have served on the boards and board committees of other public companies demonstrate a deep understanding of risk oversight, corporate governance standards and best practices of public company boards and board committees.

✓

Operational Management

Experience in operational matters and requirements assists the board in understanding the issues that may face the company in its international activities and operations, including risk management, strategic planning and labor relations.

✓

International Business

International business experience yields an understanding of diverse business environments, economic conditions, and cultural perspectives that informs our global business and strategy and enhances our international operations.

✓

Capital Markets/Banking

Experience overseeing financing transactions provides the knowledge and skills necessary to evaluate and oversee the company’s design and implementation of financing and capital allocation strategies.

✓

Environmental/Sustainability/Corporate Responsibility

Environmental/sustainability/corporate responsibility experience supports our goals to operate safely, ethically, and with accountability and transparency to provide sustainable long-term value creation.

✓

Government, Legal and Regulatory Compliance

Government, legal and regulatory compliance experience offers valuable insight into the impact of laws, rules, regulations and other governmental actions and decisions on our company and our industry.

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Director Nominee Highlights (page 20)

Name	Age	Director Since	Principal Occupation	Board Committees	Other Public Company Boards
Richard C. Adkerson Vice Chairman of the Board, President and Chief Executive Officer	73	2006	Vice Chairman of the Board, President and Chief Executive Officer Freeport-McMoRan Inc.	None	0
Gerald J. Ford* Non-Executive Chairman	75	2000	Chairman of the Board Hilltop Holdings Inc.	• Audit (Chair) • Nominating and Corporate Governance (Chair)	1
Lydia H. Kennard*	65	2013	President and Chief Executive Officer KDG Construction Consulting	• Audit • Corporate Responsibility • Nominating and Corporate Governance	2
Dustan E. McCoy*	70	2007	Retired Chairman and Chief Executive Officer Brunswick Corporation	• Compensation (Chair) • Audit • Corporate Responsibility	2
John J. Stephens*	60	2019	Senior Executive Vice President and Chief Financial Officer AT&T Inc.	• Audit	0
Frances Fragos Townsend*	58	2013	Executive Vice President of Worldwide Government, Legal and Business Affairs MacAndrews & Forbes Incorporated	• Corporate Responsibility (Chair) • Compensation	3

(*)	Independent director.

Corporate Governance Highlights (page 9)

We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, strengthens board and management accountability, and engenders public trust in our company. Our commitment to good corporate governance is evidenced by the following practices:

✓	Active board oversight of risk	✓	Stockholder proxy access
✓	Non-executive chairman of the board	✓	Stock ownership guidelines for directors and executive officers
✓	Highly independent board and committees	✓	Annual board and committee performance evaluations
✓	Annual election of directors	✓	Robust stockholder engagement program with history of responsiveness to stockholders
✓	Majority voting for directors	✓	Long-standing commitment to sustainable and responsible copper mining
✓	Stockholder right to call special meetings (15%)	✓	Regular executive sessions
✓	Stockholder right to act by written consent	✓	Demonstrated board refreshment and diversity

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STOCKHOLDER AND STAKEHOLDER ENGAGEMENT

Engagement Approach for All Stakeholders

We believe effective stakeholder engagement is founded on transparency and meaningful dialogue. Our goal is to foster mutual understanding, trust and cooperation with our broad range of stakeholders including our stockholders, employees, communities, customers and suppliers, regulators and policymakers, host governments and nongovernmental organizations. We recognize that the interests and concerns of our various stakeholders can change over time. To learn about these changing needs and expectations, we believe ongoing, constructive and proactive engagement is imperative. This dialogue strengthens our company by providing us access to our stakeholders’ valuable perspectives on the topics that matter to them. These conversations inform our board’s decision-making, including on our policies, practices, programs and initiatives. These engagements are also an opportunity to share information about our strategy, practices and performance. Responsibility for engaging with stakeholder groups is widely shared across the company and we engage through numerous channels, with dedicated oversight, as discussed in more detail below, from our board’s corporate responsibility committee and management’s sustainability development leadership team.

Stockholder Engagement

We maintain an ongoing, proactive stockholder engagement program. Our board and management have a history of engaging with stockholders and incorporating feedback into their decision-making processes. Throughout the year our chief executive officer, chief financial officer and vice president of investor relations meet, by teleconference and face-to-face, with current and prospective stockholders to discuss our strategy, business and financial results. Our corporate secretary together with other members of management and, from time to time, our non-executive chairman and the chair of our compensation committee, engage stockholders to solicit their views and feedback on corporate governance, compensation, environmental, social and other related matters and to discuss the issues that matter most to our stockholders. As part of our engagement efforts, we also reach out to proxy advisory firms regarding these matters. Stockholder feedback is shared with our board and its committees and the continuous evolution of our governance framework and compensation practices is a product of the board’s responsiveness to stockholder input.

Following our 2019 annual meeting, we continued our outreach efforts and dialogue with stockholders, seeking meetings with 18 stockholders representing over 41% of our outstanding common stock and ultimately engaging with 11 stockholders representing over 22% of our outstanding common stock. We also engaged with two proxy advisory firms. Company participants included our senior vice president and general counsel, assistant general counsel and corporate secretary and our newly hired director of environmental, social and governance (ESG) relations. We received positive feedback from our stockholders regarding our compensation program and governance practices. Key topics discussed during these engagements are highlighted in the table below.

2019 Stockholder Engagement	Key Topics Discussed in 2019

• Company strategy and capital structure

• Board composition and ongoing recruitment efforts

• Executive compensation practices

• Governance practices and stockholder rights

• Human capital management including diversity and inclusion

• Human rights practices and programs

• Environmental performance including climate risk and tailings management

• Enhancing ESG disclosures

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The table below highlights many of the changes to our governance and compensation structures implemented over the last five years that have been directly informed by views and insights gathered through our engagements and outreach efforts.

History of Responsiveness to Stockholders
	Engagement Topics	Engagement Outcomes
2015 – 2016	• Business strategy • Leadership structure • Board composition and refreshment • Succession planning • Proxy access

•  Reconstituted and reduced size of board

•  Streamlined executive management by eliminating Office of the Chairman structure

•  Appointed former lead independent director as non-executive chairman of the board

•  Revised director compensation program to eliminate meeting attendance fees and reduce the value of annual equity awards

•  Amended by-laws to provide for a proxy access right developed and guided by stockholder input and overwhelmingly approved by stockholders at 2016 annual meeting

2017 – 2018	• Executive compensation program • Board composition and refreshment

•  Adopted new long-term incentive (LTI) program structure for 2018: revised performance share unit (PSU) award structure to incorporate a return on investment (ROI) metric measured over full 3-year performance period, retained relative total stockholder return (TSR) modifier, and replaced a portion of stock options with restricted stock units (RSUs) that vest over 3-year period

2019 – 2020	• Board composition and refreshment • Enhanced ESG disclosures

•  Appointed new director to board and audit committee

•  Director recruitment efforts are ongoing

•  Enhancing public disclosure regarding our tailings management and stewardship program, as posted on our company website

Non-Financial Stakeholder Engagement

In 2019, at the corporate-level, the company engaged with scores of organizations ranging from sustainability analyst firms, financial institutions, non-governmental organizations, governmental institutions, industry groups, and civil society organizations regarding our sustainability programs and performance. At our operations, we regularly engage with local and regional community stakeholders, development institutions and civil society organizations. Our community engagement takes a variety of forms including community foundations, our formal grievance systems, community liaison officer interactions, workshops, participatory group panels, town hall meetings and specific surveys. Our corporate sustainability team also works closely with our commodity sales departments to engage both downstream customers and international governmental agencies on sustainability programs and address specific environmental and social areas of interest that could affect access to markets for our various products within the value chain. These engagements include business-to-business sharing of information with multi-sector downstream organizations focused on responsible metal production. We believe that effective stakeholder engagement can help reduce sustainability-related risks and enable us to continue to deliver positive contributions to society.

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SUSTAINABILITY

We are committed to meeting the highest standards of environmental stewardship across our operations, respecting human rights in all of our business practices, and prioritizing the health, safety and well-being of our employees, contractors and communities where we operate.

Our focus on responsible copper production is visible in everything we do, driven by our core values of safety, respect, integrity, excellence and commitment. Our values represent who we are and how we work – everyone, everywhere, and every day.

Governance

The corporate responsibility committee, on behalf of our board of directors, is responsible for providing oversight to the company’s management team on environmental and social matters. Our corporate responsibility committee regularly reviews the effectiveness of management’s strategies, programs and policy implementation with respect to health and safety, security, human rights, employees and communities (including diversity and inclusion), the environment – including climate related risks and opportunities, water management, tailings stewardship, community investment programs, government and stakeholder relations, and political and charitable contributions.

During 2019, the corporate responsibility committee oversaw a variety of environmental and social matters, with a particular focus on the following topics:

•	Health and safety, which included reviewing the root causes of safety incidents and corrective actions taken to prevent future accidents and a health and safety strategic plan refresh

•	Existing environmental programs and policies and potential opportunities for improvement including in the areas of climate, water, and tailings management

•

Progress on diversity and inclusion initiatives, including third-party certification of El Abra’s adherence to Chile’s voluntary gender equality ordinance and implementation of the company’s inaugural women’s leadership development day

•	Human rights policy and program, including supporting the board’s adoption of the UK Modern Slavery Act Statement and a Responsible Sourcing of Minerals Policy

•	Political activity and spending during the year

•	Social investment and charitable contributions during the year, including through the Freeport-McMoRan Foundation

•	Stakeholder feedback on sustainability programs and disclosures

The corporate responsibility committee’s oversight and engagement with management goes beyond the boardroom. In October 2019, the chair of the corporate responsibility committee visited our Sierrita and Miami operations in Arizona, with a focus on reviewing first-hand the company’s closure programs and tailings management systems for active storage facilities. The committee has played an active role in shaping the company’s Tailings Stewardship Program since its inception more than 15 years ago. During 2019, the committee supported the company’s initiatives to enhance transparency and accountability through enhanced public disclosures of its tailings management and stewardship program and received regular updates from management regarding the ongoing Global Tailings Standard development efforts.

Our chief executive officer has ultimate responsibility for the company’s sustainability performance. The company’s sustainable development leadership team (SDLT) is responsible for defining the strategy and implementing our policies and systems for our sustainability programs. The SDLT reports on key ESG matters to the chief executive officer and other executive leaders and ultimately to the corporate responsibility committee. The SDLT is sponsored by our senior vice president and chief administrative officer and is led by our vice president—environmental services and sustainable development, with participation by our chief operating officer, business unit presidents, and senior representatives from our safety, security, supply chain, human resources, sales, legal, compliance, environmental, community and finance teams. In connection with our ongoing efforts to continuously improve our financial stakeholder engagement, during 2019, we also established a new position and hired a director of environmental, social and governance (ESG) relations to proactively lead our ESG engagement efforts.

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Our executive officers are held accountable for the company’s sustainability performance through the company’s performance-based annual incentive program (AIP). Sustainability metrics (safety, environmental, social responsibility) collectively account for 25% of the AIP. The principal components of our environmental/social responsibility scorecard are summarized in the table below. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

Environmental/Social Responsibility Scorecard
Performance Category	Considerations

Safety	• Total reportable incident rate (TRIR)

Environmental Performance	• Environmental events and penalties • Reportable spills and releases • Notices of violation

Social Responsibility

•  Further integration of the United Nations Guiding Principles on Business and Human Rights into our programs and performance

•  Investment in community programs

•  Completion of third-party assurance of our sustainability programs according to the International Council on Mining and Metals Assurance Procedure

•  Stakeholder feedback and recognition of our sustainability programs

2019 Sustainability Program Highlights

We are proud of our commitment and ongoing progress towards responsibly managing our ESG performance. Key highlights during 2019 include:

•	Progressed our internal strategy on climate risk and water management in preparation for publishing our first climate and water reports in 2020

•

Provided enhanced disclosures of our tailings management and stewardship program, available on our company website; support the objective of a safety focused Tailings Standard and the ICMM Tailings Guideline that can be widely adopted to improve performance of the broader industry and minimize risks of catastrophic failures to as low as reasonably practicable

•	Assessed by the 2019 Corporate Human Rights Benchmark and our company ranked 1st for North America-based companies across all sectors and 3rd across all global extractives companies assessed

•	Contributed $100 million in funding for social investment programs globally during 2019

•

Adopted and published new Responsible Sourcing of Minerals Policy, which commits the businesses to identify and mitigate potential gross human rights violations in our supply chains of minerals and metals

•	Advanced a global project to develop a Responsible Sourcing program to improve how we assess and manage human rights and other sustainability risks in our global supply chain of goods and services

•

Conducted a portfolio-wide, site-level implementation self-assessment of both the ICMM’s new Performance Expectations, designed to set a benchmark for environmental and social performance for the industry and the new Copper Mark framework which provides a comprehensive set of ESG requirements for copper producers

•	Advanced implementation of annual site and corporate-level independent assurance programs on our sustainability performance and external reporting

•

In 2019, our free, online entrepreneurship training program, DreamBuilder, in partnership with Arizona State University’s Thunderbird School of Global Management, was selected to be the centerpiece program of the U.S. Department of State Bureau of Education and Cultural Affairs’ newly launched Academy of Women Entrepreneurs initiative. DreamBuilder has succeeded in helping women across 90 countries create personal business plans, learn how to raise capital, build networks of successful business owners, and much more

For more information regarding our sustainability programs, including policies, management systems and performance data, please refer to our website fcx.com/sustainability and our “Working Toward Sustainable Development” (WTSD) reports, which we have published annually since 2001. These reports, which are prepared in accordance with the GRI Standards Core option and the G4 Mining and Metals Sector supplement and independently assured, reflect our commitment to transparency and reporting obligations as a founding member of the ICMM. The 2019 WTSD report will be available in June 2020.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines; Principles of Business Conduct

We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, strengthens board and management accountability, and engenders public trust in our company. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of policy and decision-making at both the board and management levels.

We are committed to the highest level of ethical and legal conduct in all of our business operations. Our principles of business conduct highlight the core values on which our company has built its reputation – safety, respect, integrity, excellence and commitment. Our principles of business conduct provide guidance for the application of these values to our business and define the expected behavior of all of our employees and our board.

Our corporate governance guidelines and principles of business conduct are available on our website at fcx.com under “About Us – Corporate Governance – Governance Documents” and are available in print upon request. Amendments to or waivers of our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website.

Board Composition and Refreshment

In accordance with our corporate governance guidelines, the nominating and corporate governance committee reviews annually the composition and size of the board, recognizing the importance of refreshment to maintain a balance of tenure, diversity, skill sets and experience on our board. Enhancing the composition and size of our board was a priority in 2019 and will continue to be a priority in 2020. Between March 2018 and March 2019, our board size decreased from eight directors to five directors as a result of the unexpected death of one director and the resignation of two directors who served as designees of one of our largest stockholders at the time in accordance with the terms of a nomination and standstill agreement. Following these transitions and in response to feedback obtained during our annual board evaluation process, our nominating and corporate governance committee initiated a diligent director search process. The committee engaged a global search firm to assist with identifying and evaluating a diverse pool of potential director candidates, with particular interest in financial experts, candidates with experience in the extractives industries and international/global affairs, and proven senior executives. In working with the search firm, the committee emphasized the importance of diversity and instructed the firm to include women and persons of ethnic and racial diversity in the pool of candidates.

In evaluating potential director candidates, the nominating and corporate governance committee considers the board membership criteria set forth in our corporate governance guidelines and also evaluates each candidate in the context of the board as a whole. Through this process, several strong candidates have been identified, including John J. Stephens, Senior Executive Vice President and Chief Financial Officer of AT&T, who was appointed to our board and as a member of our audit committee in October 2019. Mr. Stephens brings a depth of experience in accounting, financial planning, corporate development, international business, auditing and technology that complements our board’s existing skill sets and experiences. Our director recruitment efforts are ongoing and we are currently in discussions with other potential candidates that have been identified through this process. Our board remains focused on thoughtfully enhancing and broadening its capabilities by engaging directors who can contribute to our board’s robust independent oversight, and create long-term value.

Our board currently consists of six members, five of whom the board has affirmatively determined are independent. Our directors represent a range of tenures and overall experience, which contributes to a variety of perspectives and ensures transition of knowledge from longer-serving members to newer members of our board. We have a balance of new and long-standing directors, with the average tenure being 10 years. Our directors range from 58 to 75 years of age, with the average age being 66.8 years. In addition, one-third of our directors are considered gender or ethnically diverse. Each of our current directors has been nominated to stand for re-election at our 2020 annual meeting. Our nominating and corporate governance committee remains committed to an ongoing review of the board’s composition to ensure that we continue to have the right mix of skills, background, diversity and tenure as we continue to address challenges and position the company for long-term success.

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Director Nominations and Qualifications

The nominating and corporate governance committee seeks to have a board that represents a diverse range of perspectives and experiences relevant to our company. In evaluating nominees for membership on the board, the nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including the following:

•	personal and professional integrity,

•	general understanding of our industry,

•	corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment,

•	educational and professional background,

•	independence,

•	diversity, and

•	the ability and willingness to work cooperatively with other members of the board and with senior management and to devote adequate time to duties of the board.

The committee also evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best advance the long-term success of the business, be effective directors in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

In the event that vacancies on our board are anticipated or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

Board Leadership Structure

The board believes that the decision to combine or separate the positions of chairman of the board and chief executive officer is highly dependent on the strengths and personalities of the individuals involved. In addition, the decision must take into account current business conditions and the environment in which the company operates. While our by-laws and corporate governance guidelines do not require our chairman of the board and chief executive officer positions to be separate, these positions have been separate at our company since 2003 with an independent director serving as non-executive chairman of the board since 2015. The board believes that having separate positions continues to be the appropriate leadership structure for the company at this time. The responsibilities of our non-executive chairman of the board include:

•	presiding at meetings of the board, including all executive sessions of the independent directors;

•	overseeing the management, development and functioning of the board; and

•	in consultation with the chief executive officer, planning and organizing the schedule and establishing the agendas for board meetings.

The board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Board’s Role in Oversight of Strategy and Risk Management

The board is deeply engaged and involved in overseeing our strategy and takes an active role in risk oversight. The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals. The board as a whole is responsible for risk oversight at the company, with reviews of certain areas being conducted by the relevant board committees that regularly report to the full board. In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company, including financial, international, operational, social and environmental risks.

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The board believes that full and open communication between senior management and the directors is essential to effective risk oversight. Our non-executive chairman regularly meets and discusses with our chief executive officer a variety of matters, including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly-scheduled board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters.

The chart below provides an overview of the allocation of risk management responsibilities among the board committees.

Board of Directors

Responsible for risk oversight at the company

Board Committees

Assist the board in fulfilling its oversight responsibilities with respect to certain areas of risk. Each committee regularly reports on these matters to the full board.

Audit Committee	• Responsible for reviewing and discussing with management, our internal audit firm and our independent registered public accounting firm the company's major financial risk exposures, and the steps management has taken to monitor and control such exposures, including the company's risk assessment and risk management policies • Assists the board in fulfilling its oversight responsibilities relating to the effectiveness of the company's internal control over financial reporting, and the company's compliance with legal and regulatory requirements • Meets periodically with internal audit firm and independent registered public accounting firm in executive session • Discusses with the independent registered public accounting firm and internal audit firm the results of their processes to assess risk in the context of their respective audit engagements • Responsible for reviewing periodically the adequacy and effectiveness of the company's information and technology security policies and the internal controls regarding information technology security and cybersecurity
Compensation Committee	• Responsible for overseeing the company's assessment of whether its compensation policies and practices are likely to expose the company to material risks • Responsible, in consultation with management, for overseeing the company's compliance with regulations governing executive and director compensation
Nominating and Corporate Governance Committee	• Assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company's board leadership structure and corporate governance matters
Corporate Responsibility Committee	• Assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our safety and health policies and programs, environmental policy and implementation programs, tailings management and stewardship program, human rights policy and practices, community health programs and related public health and medical matters, community policy and practices, governmental and stakeholder relations and social investment and sustainable development programs, programs to evaluate and address climate-related impacts and opportunities, charitable contributions and political activity and spending practices. See "Sustainability – Governance" for more information.

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Succession Planning for Senior Executives

The board is focused on ensuring that the company has emergency and long-term succession plans in place for key senior executive positions. In the event of an unexpected executive departure, the emergency succession plan allows for smooth transfer of responsibilities to an individual who may or may not be permanently appointed with the new role. In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to such role.

The long-term succession plan is intended to develop a pipeline of qualified talent for key roles. The company’s short- and long-term business strategy will be considered when evaluating candidates and their skills. The long-term succession planning process includes a discussion of internal succession candidates, assessment of relevant skills and planning for professional development where necessary. Multiple internal succession candidates may be identified for an individual role and provided with relevant growth opportunities. The board gains insight through direct exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.

The independent directors of the board are responsible for overseeing the company’s succession planning process for our chief executive officer and other key senior executives and annually review the company’s succession plans for all key senior executives with input from the chief executive officer. In 2019, all of the independent directors met in executive session to review the company’s succession plans. In the event that the succession plan is triggered for any of these roles, the full board would participate in the discussion and consideration of any action with a final decision to be made by the independent directors of the board.

Board and Committee Evaluation Process

Our board and each of its committees have a robust annual self-evaluation process to ensure that they are performing effectively and in the best interests of the company and its stockholders. The nominating and corporate governance committee oversees the annual performance evaluation of the board as a whole and each committee of the board, utilizing the multi-step process summarized in the table below.

Annual Self-Assessment Questionnaire

Provides director feedback on the board and each committee in key areas of board practices for the purpose of improving board and committee processes and effectiveness.

Results Analyzed Results of the self-assessment analyzed and discussed with the nominating and corporate governance committee.

Summary of Results Summary of board and committee self-assessment results provided to and discussed with the full board and the chair of each committee.

Feedback Incorporated in Policies and Practices

Policies and practices updated, as appropriate, as a result of the annual self-assessment and ongoing feedback. Specifically, in response to feedback received during the 2019 assessments focused on board size and composition, the nominating and corporate governance committee initiated a diligent director search process, with particular interest in financial experts, candidates with experience in the mining and extractives industries and international/global affairs, and proven senior executives. Through this ongoing process, several strong candidates have been identified, including John J. Stephens, who was appointed to our board and as a member of our audit committee in October 2019.

Review of Process The nominating and corporate governance committee periodically reviews the self-assessment process.

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Board Committees

The board has four primary standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a corporate responsibility committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our website at fcx.com under “About Us – Corporate Governance – Board Committees and Charters” and are available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Responsibility Committee
Gerald J. Ford	Chair		Chair
Lydia H. Kennard	✓		✓	✓
Dustan E. McCoy	✓	Chair		✓
John J. Stephens	✓
Frances Fragos Townsend		✓		Chair

Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities relating to: (1) the effectiveness of the company’s internal control over financial reporting; (2) the integrity of the company’s financial statements; (3) the company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the company’s independent registered public accounting firm; and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. See “Audit Committee Report” for more information. The audit committee held four meetings in 2019.

Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to compensation of the company’s executive officers; (2) overseeing the form and amount of director compensation; and (3) administering the company’s cash-based and equity-based incentive compensation plans. See “Corporate Governance – Compensation Committee Procedures” for more information. The compensation committee held five meetings in 2019 (three regular and two special).

Nominating and Corporate Governance Committee. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities by (1) identifying and formally considering and recommending to the board, candidates to be nominated for election or re-election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly-created directorships; (2) monitoring the composition of the board and its committees and making formal recommendations to the board on membership of the committees and committee structure; (3) overseeing the company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the board for approval any changes to the documents, policies and procedures in the company’s corporate governance framework, including maintaining the company’s corporate governance guidelines and recommending to the board any desirable changes; (4) reviewing and, as necessary, making recommendations to the board with respect to stockholder proposals; and (5) evaluating the effectiveness of the board, its committees and management. The nominating and corporate governance committee held three meetings in 2019 (two regular and one special).

Corporate Responsibility Committee. The corporate responsibility committee assists the board in fulfilling its oversight responsibilities with respect to the company’s (1) environmental policy and implementation programs; (2) tailings management and stewardship program; (3) human rights policy and practices; (4) safety and health policies and programs; (5) community health programs and related public health and medical matters; (6) community policy and practices, governmental and stakeholder relations, and social investment and sustainable development programs; (7) programs to evaluate and address climate-related impacts and opportunities; (8) charitable contributions; and (9) political activity and spending practices. The corporate responsibility committee held three meetings in 2019.

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Board and Committee Meeting Attendance

The board had a total of six meetings during 2019 (four regular and two special). During 2019, all but one of our directors participated in over 90% of the total number of meetings of the board and meetings held by each committee of the board on which each director served. Mr. Mather did not attend the February board or committee meetings held prior to his March 2019 resignation in accordance with the terms of a nomination and standstill agreement. Directors are invited, but not required, to attend annual meetings of our stockholders. Mr. Adkerson attended our 2019 annual meeting of stockholders.

Board and Committee Independence; Audit Committee Financial Experts

In accordance with the rules of the New York Stock Exchange (NYSE), the board must make an affirmative determination that a director has no material relationship with the company and management for such director to be deemed independent. To assist the board in making determinations of independence, the nominating and corporate governance committee established director independence standards, which meet, and in some instances exceed, the independence requirements of the NYSE. In addition, members of the audit and compensation committees must meet heightened standards of independence in accordance with the requirements of the NYSE corporate governance listing standards and U.S. Securities and Exchange Commission (SEC) rules and regulations. The director independence standards are set forth in Appendix A to our corporate governance guidelines, which are available on our website at fcx.com under “About Us – Corporate Governance – Governance Documents” and are available in print upon request.

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Ford, McCoy and Stephens and each of Mses. Kennard and Townsend has no material relationship with the company and is independent within the meaning of our director independence standards. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between such director, the company, management, the independent registered public accounting firm and the internal audit firm. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company, management, the independent registered public accounting firm and the internal audit firm. The nominating and corporate governance committee recommended to the board that the five directors named above be considered independent, which the board approved.

The board also has determined that each of the members of the audit, compensation, nominating and corporate governance, and corporate responsibility committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee and compensation committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the board has determined that each of Messrs. Ford and Stephens qualify as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Compensation Committee Procedures

The compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and annual and LTI program criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plan. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers and oversees our assessment of whether our compensation practices are likely to expose the company to material risks. In addition, the compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers, and makes recommendations to the board concerning those functions.

The compensation committee engages an independent executive compensation consultant to advise it on matters related to executive and director compensation. Please refer to the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

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Director Candidates Submitted by Stockholders

Non-Proxy Access Nominations

The nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter from the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any non-proxy access nomination must be in writing and received by our corporate secretary at our principal executive office no later than April 4, 2021. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 60 days prior to the date of the 2021 annual meeting or 10 days following the public announcement of the date of the 2021 annual meeting. Any stockholder submitting a non-proxy access nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) the name and address (as they appear on the company’s books) of the nominating stockholder and number of shares directly or indirectly beneficially owned by such stockholder, and (c) all other information required by our by-laws. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Proxy Access Nominations

Our by-laws also contain a proxy access provision approved by our stockholders in 2016 that permits the following:

A stockholder, or a group of up to 20 stockholders, owning 3% or more shares of our common stock continuously for the three years prior to the date of submission of a notice nominating a candidate for director and continuing up to the date of the annual meeting

Can nominate and include in the company’s proxy materials stockholder nominees for election to the board constituting the greater of (a) two stockholder nominees or (b) 20% of the total number of directors in office as of the last day nominations of stockholder nominees may be submitted, rounded down to the nearest whole number, provided that the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws

Any director nomination pursuant to our proxy access by-law must be in writing and received by our corporate secretary at our principal executive office no later than December 23, 2020. If the date of next year’s annual meeting is moved to a date more than 30 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 180 days prior to the date of the 2021 annual meeting or 10 days following the public announcement of the date of the 2021 annual meeting. Any stockholder submitting a nomination under our proxy access by-law procedures must comply with the procedure, notice and information requirements in Article IV, Section 12 of our by-laws. Nominations made pursuant to our proxy access by-law should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Communications with the Board

The board believes that senior management speaks for the company. Individual board members may, from time to time, meet or otherwise communicate with the company’s stakeholders at the request of the board or senior management. Stockholders or other interested parties may communicate directly with one or more members of the board, or the independent directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Inc., Attn: Board of Directors (or the name of the individual director or directors), 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the non-executive chairman of the board or the appropriate director or directors for response.

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STOCK OWNERSHIP

Director and Executive Officer Stock Ownership Guidelines

To promote greater alignment with our stockholders and reinforce the importance of stock ownership and long-term focus, we have stock ownership guidelines applicable to our non-management directors and executive officers.

6x base salary for our chief executive officer	5x annual fee (currently $125,000) for non-management directors	3x base salary for our other executive officers

The value of the stock ownership is calculated based on the one-year and five-year trailing average monthly stock price. Shares of our common stock currently owned and not pledged, including shares issuable upon the vesting of outstanding time-vested RSUs and shares held in employee benefit plans and individual retirement accounts, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares is made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the individual has maintained a pecuniary interest in the shares. PSUs, other performance-based equity awards, shares underlying outstanding stock option awards, and shares owned on behalf of a spouse or children are not counted towards the target level.

Stock ownership levels should be achieved by each non-management director and executive officer as soon as practicable or within four years of being appointed or elected to the board or becoming an executive officer. As of the record date, all of our non-management directors and all of our executive officers exceeded their target ownership levels.

Stock Ownership of Directors and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of April 8, 2020, by each of our directors, director nominees, our named executive officers and our executive officers and directors as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs	Number of Shares Subject to Exercisable Options (1)	Number of Shares Subject to Vesting of RSUs (1)	Total Number of Shares Beneficially Owned (2)		Percent of Class (3)
Richard C. Adkerson	2,753,634	4,237,917	1,000,000	7,991,551	(4)	*
Harry M. “Red” Conger, IV	252,541	606,250	—	858,791	(5)	*
Gerald J. Ford	2,352,509	53,500	17,500	2,423,509	(6)	*
Lydia H. Kennard	66,300	—	17,500	83,800		*
Dustan E. McCoy	16,000	40,000	94,600	150,600		*
Kathleen L. Quirk	859,657	2,139,584	—	2,999,241		*
John J. Stephens	48,504	—	—	48,504	(7)	*
Frances Fragos Townsend	53,470	—	31,400	84,870		*

Directors and executive officers as a group (8 persons)	6,402,615	7,077,251	1,161,000	14,640,866		1.00%

*	Ownership is less than 1%.

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(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, vesting of RSUs, and the termination of deferrals on previously vested RSUs.

(2)

In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs and unvested PSUs, which are not included in the table above because they do not vest within sixty days of the record date.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs	Number of Shares Subject to Unvested PSUs (Target level)
Richard C. Adkerson	275,500	1,058,500
Harry M. “Red” Conger, IV	107,500	308,500
Gerald J. Ford	—	—
Lydia H. Kennard	—	—
Dustan E. McCoy	—	—
Kathleen L. Quirk	284,667	449,000
John J. Stephens	11,000	—
Frances Fragos Townsend	—	—

Directors and executive officers as a group (8 persons)	678,667	1,816,000

See “Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis,” and the “2019 Grants of Plan-Based Awards” for more information.

(3)	Based on 1,451,960,774 shares of our common stock outstanding as of April 8, 2020.

(4)

Includes (a) 192,330 shares held in his individual retirement account (IRA); (b) 620,801 shares held in trusts and (c) 476,980 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in December 2013, which Mr. Adkerson will receive six months after his retirement and which were fully vested at grant.

(5)	Includes 66,195 shares pledged, in accordance with the company’s policy, as collateral for a loan.

(6)	Includes (a) 20,000 shares held as trustee of a trust and (b) 2,000,000 shares held by Diamond Family Investments LP, which is controlled by Mr. Ford.

(7)	Includes 45,000 shares held by a family limited partnership.

Hedging and Pledging Policies

Our insider trading policy prohibits our executives and directors from entering into any hedging arrangements with respect to our securities and limits the ability of our executives and directors to pledge our securities. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

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Stock Ownership of Certain Beneficial Owners

The table below shows persons known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock as of April 8, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	155,987,917 (2)	10.74%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	113,103,660 (3)	7.79%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	90,060,943 (4)	6.20%

(1)	Based on 1,451,960,774 shares of our common stock outstanding as of April 8, 2020.

(2)

Based on Amendment No. 5 to Schedule 13G filed with the SEC on February 12, 2020, by The Vanguard Group on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2019. The Schedule 13G/A reflects 153,602,905 shares held with sole dispositive power, 2,385,012 shares held with shared dispositive power, 2,132,346 shares held with sole voting power, and 410,360 shares held with shared voting power.

(3)

Based on Amendment No. 10 to Schedule 13G filed with the SEC on February 10, 2020, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2019. The Schedule 13G/A reflects 113,103,660 shares held with sole dispositive power and 100,336,181 shares held with sole voting power.

(4)

Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2020, by Capital Research Global Investors on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2019. The Schedule 13G/A reflects 90,060,943 shares held with sole dispositive power and 90,058,851 shares held with sole voting power.

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PROPOSAL NO. 1:    ELECTION OF DIRECTORS

Upon the recommendation of the nominating and corporate governance committee, the board has nominated six directors for election at our 2020 annual meeting to hold office until our next annual meeting and the election of their successors. All of the nominees currently serve as directors of the company. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, any nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the board or the board may reduce its size.

We believe our director nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a deep mix of knowledge of the company and fresh perspectives. The experience, qualifications, attributes and skills that led the board and the nominating and corporate governance committee to conclude that each of the nominees should serve as a director for the company are set forth in the table below. See “Information About Director Nominees” for more information.

Experience, Qualifications, Attributes & Skills

	Adkerson	Ford	Kennard	McCoy	Stephens	Townsend
Senior leadership experience	✓	✓	✓	✓	✓
Accounting/Financial expertise	✓	✓	✓		✓
Public company board experience	✓	✓	✓	✓		✓
Operational management	✓	✓	✓	✓	✓
International business	✓			✓	✓	✓
Capital markets/Banking	✓	✓		✓	✓
Environmental/ Sustainability/ Corporate responsibility	✓		✓	✓		✓
Government, legal and regulatory compliance	✓	✓	✓	✓	✓	✓
Diversity (gender, race)			✓			✓

See “Corporate Governance – Director Nominations and Qualifications” and “Corporate Governance – Director Candidates Submitted by Stockholders” for more information.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, meaning that the director nominees who receive the most votes will be elected.

In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board.

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The nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Board of Directors’ Recommendation on Proposal No. 1

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

Information About Director Nominees

The following table provides certain information as of April 8, 2020, with respect to each director nominee, including information regarding business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes and skills that led the nominating and corporate governance committee and the board to determine that such person should be nominated at our 2020 annual meeting of stockholders to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Richard C. Adkerson	Age: 73	Director Since: 2006

Vice Chairman of the Board, President and Chief Executive Officer of Freeport-McMoRan Inc.	Business Experience
Chief Executive Officer of the company since December 2003. President of the company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the company from October 2000 to December 2003. Vice Chairman of the Board of the company since May 2013. Vice Chairman of our former parent company from 1995 to 1997. Prior to joining the company in 1989, Partner and Managing Director in Arthur Andersen & Co. where he headed the firm’s global oil and gas industry services from 1979 to 1987, and headed the firm’s global public company accounting and audit practice from 1987 to 1988. Professional Accounting Fellow with the SEC and Presidential Exchange Executive from 1976 to 1978.
Skills and Qualifications
Mr. Adkerson is a recognized business leader in the mining industry, making him highly qualified to serve as a Vice Chairman of the Board of the company. As President and Chief Executive Officer of our company, he has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders and in building an operational, financial and administrative organization that efficiently supports our business. Mr. Adkerson is recognized as a mining industry leader, having served as past Chairman of the ICMM and on the Executive Board of the International Copper Association. Mr. Adkerson’s strong leadership skills and executive management experiences are instrumental in fostering strong relationships with business partners, key customers, suppliers and host governments, thereby enabling him to guide the company’s business strategy. He holds a B.S. in Accounting with highest honors and an M.B.A. from Mississippi State University and completed the Advanced Management Program at Harvard Business School.

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Gerald J. Ford (Independent)	Age: 75	Director Since: 2000

       Non-Executive Chairman of the
       Board of Freeport-McMoRan Inc.;
       Chairman of the Board of Hilltop
       Holdings Inc.

       Committees

       •    Audit (Chair)

       •    Nominating and Corporate
         Governance (Chair)

       Current Public Company

       Directorships

       •    Hilltop Holdings Inc.

       Former Public Company

       Directorships

       •    SWS Group, Inc.

       •    Scientific Games Corporation

Business Experience
Non-Executive Chairman of the Board from January 2016 to present. Principal stockholder and Chairman of the Board of Hilltop Holdings Inc., a Texas-based, publicly traded, diversified financial holding company, since 2007, and a director of Hilltop Holdings Inc. since 2005. General Partner of Ford Financial III, L.P., a private equity firm, from 2019 to present, General Partner of Ford Financial II, L.P., a private equity firm, from 2010 to present and of Ford Financial Fund, L.P., a private equity firm, from 2010 to 2016. Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, FSB, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chairman of the Board of First Acceptance Corporation from 1996 to 2010 and Chief Executive Officer of First Acceptance Corporation from 1996 to 2002.
Skills and Qualifications
Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 40 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he served as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. His extensive banking industry experience and educational background provide him with expertise in financial, accounting and regulatory matters, making him a valuable member of the board of directors. In addition, Mr. Ford’s service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board and positions him well to serve as our non-executive chairman of the board, and chair of our nominating and corporate governance and audit committees. He holds a B.A. in Economics and a J.D. from Southern Methodist University.

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Lydia H. Kennard (Independent)	Age: 65	Director Since: 2013

       President and Chief Executive Officer        of KDG Construction Consulting

       Committees

       •    Audit

       •    Corporate Responsibility

       •    Nominating and Corporate Governance

       Current Public Company Directorships

       •    Prologis, Inc.

       •    Healthpeak Properties, Inc.

Business Experience
President and Chief Executive Officer of KDG Construction Consulting, a construction and program management firm, from 2011 to present. Principal of Airport Property Ventures, LLC, a developer and operator of aviation facilities, from 2007 to present. Executive Director of Los Angeles World Airports, from 1999 to 2003, and again from 2005 to 2007. Member of the California Air Resources Board from 2004 to 2011.
Skills and Qualifications

Ms. Kennard’s over 40 years of executive and operational experience in aviation, construction management and real estate development enables her to contribute to the board her leadership skills and her critical insights into the operational requirements of a large public company. As a result of her former involvement with the California Air Resources Board, she is able to share her understanding of environmental management and pollution control matters, which is valuable in enhancing the board’s insight with respect to our company’s environmental policies and practices. She holds a B.A. in Urban Planning and Management from Stanford University, a Master in City Planning from Massachusetts Institute of Technology and a J.D. from Harvard Law School.

Dustan E. McCoy (Independent)	Age: 70	Director Since: 2007

       Retired Chairman and Chief Executive        Officer of Brunswick Corporation

       Committees

       •    Compensation (Chair)

       •    Audit

       •    Corporate Responsibility

       Current Public Company Directorships

       •    Louisiana-Pacific Corporation

       •    YETI Holdings, Inc.

       Former Public Company Directorships

       •    Brunswick Corporation

Business Experience
Retired Chairman and Chief Executive Officer of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and billiards equipment, having held such positions from December 2005 to February 2016. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, served as Executive Vice President for Witco Corporation, a publicly traded specialty chemical products company, with operating responsibility for a variety of global businesses and functions and served as Senior Vice President, General Counsel and Corporate Secretary.
Skills and Qualifications

Mr. McCoy’s extensive experience in legal and compliance matters generally, and more specifically his experience in corporate governance and disclosure matters for publicly traded companies makes him well-suited to serve on the board of directors. Mr. McCoy’s executive management experience provides him with a broad understanding of the operational, financial and strategic issues facing large global companies, enabling him to chair our compensation committee and to provide valuable strategic advice to the board and management in advancing the company’s interests. He holds a B.A. in Political Science from Eastern Kentucky University and a J.D. from Salmon P. Chase College of Law at Northern Kentucky University.

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John J. Stephens (Independent)	Age: 60	Director Since: 2019
Senior Executive Vice President & Chief Financial Officer of AT&T Inc. Committee • Audit	Business Experience
Senior Executive Vice President and Chief Financial Officer of AT&T Inc., a diversified global leader in telecommunications, media and entertainment, and technology, from June 2011 to present. Senior Vice President and Controller of AT&T Inc. from June 2001 to June 2011, Vice President – Taxes from August 2000 to June 2001, Managing Director – Taxes from December 1995 to August 2000, and Director-Federal Taxes from 1992 to 1995. Prior to joining AT&T in 1992, he held a variety of roles in public accounting.
Skills and Qualifications
Mr. Stephens brings to the board over 35 years of accounting and finance expertise, including experience in matters of financial planning, corporate development, accounting and accounting policy, tax, auditing, treasury, investor relations, corporate real estate, business planning, and financial, operational, and regulatory reporting. His executive management experience in the oversight of a large, publicly traded company and his vast experience in financial and accounting matters, international business and affairs, mergers, acquisitions and other major corporate transactions enable him to provide valuable perspectives on operational, financial and strategic matters before the board. He holds a B.S.B.A. in Accounting from Rockhurst University and a J.D. from St. Louis University School of Law.

Frances Fragos Townsend (Independent)	Age: 58	Director Since: 2013

       Executive Vice President of Worldwide        Government, Legal and Business

       Affairs at MacAndrews & Forbes        Incorporated

       Committees

       •    Corporate Responsibility (Chair)

       •    Compensation

       Current Public Company Directorships

       •    Scientific Games Corporation

       •    SciPlay Corporation

       •    Chubb Limited (nominee for election          at the 2020 Annual Meeting to be held          on May 20, 2020)

       Former Public Company Directorship

       •    The Western Union Company

Business Experience
Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Incorporated from 2013 to present and Senior Vice President from 2010 to 2013. Partner at Baker Botts L.L.P. from 2009 to 2010. Homeland Security and Counterterrorism Advisor to President George W. Bush from 2005 until 2008 and Chair of the Homeland Security Council from 2004 to 2008. Deputy Assistant to President George W. Bush and Deputy National Security Advisor for Combatting Terrorism from 2003 until 2004. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard. Before that, Ms. Townsend spent 13 years at the U.S. Department of Justice under the administrations of President George H.W. Bush, President William J. Clinton and President George W. Bush. Ms. Townsend is a member of the Council on Foreign Relations and the Trilateral Commission.
Skills and Qualifications

Ms. Townsend brings to the board over 25 years of domestic and international experience in legal, law enforcement and security. Her extensive public policy, government and regulatory experience enables her to provide valuable insight with respect to complex international and regulatory matters addressed at the board level. She holds a B.A. in Political Science and a B.S. in Psychology from American University and a J.D. from the University of San Diego School of Law.

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EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and our one other executive officer during 2019 (collectively referred to as our named executive officers or NEOs). Our named executive officers for 2019 are:

Name	Title

Richard C. Adkerson	Vice Chairman of the Board, President and Chief Executive Officer

Kathleen L. Quirk	Executive Vice President and Chief Financial Officer

Harry M. “Red” Conger, IV	President and Chief Operating Officer – Americas

This CD&A is organized into five sections:

•	Executive Summary (page 25)

•	Executive Compensation Philosophy (page 28)

•	Overview of Principal Components of Executive Compensation (page 29)

•	Post-Termination Compensation (page 35)

•	Compensation Processes and Policies (page 36)

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Executive Summary

2019 Performance Highlights

•	Advanced three key operational initiatives to strengthen our cost position and enhance future cash flows and long-term value:

¡	Grasberg underground – commenced operating phase; ramp-up progressing on schedule to establish large-scale production from our high-grade, low-cost and long-lived underground ore bodies

¡	Lone Star oxide mine in Arizona – advanced development; nearing completion and on schedule for start-up during 2020

¡	Advanced innovation and technology initiatives to enhance productivity and unit cost performance in the Americas

•	Successfully implemented new partnership for PT Freeport Indonesia

•	Opportunistic balance sheet liability management included refinancing of senior notes to extend maturities

•	Extended $3.26 billion of our $3.5 billion bank credit facility to April 20, 2024

•	Maintained financial strength and strong liquidity position

•

Maintained our commitment to providing the necessary management and financial resources to our sustainability and environmental programs, recognizing that these programs are paramount to our long-term success and our commitment to sustainable and responsible copper mining for all our stakeholders.

Improved Say-on-Pay Results

Our executive compensation decisions are guided by the feedback we receive from our stockholders. Our board and management have a history of engaging with stockholders and incorporating feedback into their decision-making processes. Since 2011, we have prioritized ongoing engagement with our stockholders, including their governance and voting teams, to solicit feedback and input on our executive compensation programs, as well as corporate governance and other matters. Our board and its committees regularly discuss and consider the feedback obtained through this engagement process as well as the outcome of the annual advisory vote on executive compensation. As a result, we have made a number of responsive changes to our executive compensation programs and governance practices over the years, including, most recently, adoption of a new LTI program structure for 2018. This new structure was adopted following a significant multi-stage stockholder engagement initiative after our 2017 say-on-pay proposal passed with only 52% support. Since then, our say-on-pay outcome significantly improved to 86% at our 2018 annual meeting and 90% at our 2019 annual meeting. Following our 2019 annual meeting, we continued our dialogue with stockholders, as described in more detail in the section titled “Stockholder and Stakeholder Engagement.” During those engagements, we received positive feedback regarding our compensation program and governance practices.

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Target Direct Compensation

Our executive compensation program is significantly performance-based – linking executive pay, company performance and results for stockholders – and is appropriately balanced with short- and long-term measures. The primary components of our executive compensation program are (1) base salary, (2) annual incentive awards and (3) long-term incentive awards (which we collectively refer to as our executives’ “direct compensation”). The annual incentive awards and long-term incentive awards, which comprise 87% of our executives’ target direct compensation, are at-risk and based on measurable performance objectives and increases in our stock price.

Using these compensation components, in February 2019 the compensation committee (referred to as the “committee” in this CD&A) established the following target compensation framework for our executive officers for 2019:

2019 Target Compensation Framework

Executive	Annual Base Salary	Target Cash Annual Incentive	Target LTI Award Values
			PSUs	Options	RSUs	Total Target Direct Compensation
Mr. Adkerson	$1,600,000	$2,400,000	$4,000,000	$2,000,000	$2,000,000	$12,000,000
Ms. Quirk	800,000	1,400,000	2,000,000	1,000,000	1,000,000	6,200,000
Mr. Conger	550,000	962,500	1,375,000	687,500	687,500	4,262,500

Chief Executive Officer Target Pay Mix Breakdown

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Realizable Pay Analysis

The chart below illustrates the percentage of target compensation realized by our CEO for the years 2015 through 2019, and the degree to which our CEO’s realizable pay has been impacted by changes in the stock price after the grant date. The chart also illustrates the alignment of the company’s compensation program with stockholder returns.

	2015	2016	2017	2018	2019
Difference Between Stock Price at 12/31/2019 ($13.12) And Grant Date Stock Price	($5.86)	$8.77	($2.40)	($5.62)	$1.25
Realizable Pay*	17% of Target	259% of Target	60% of Target	66% of Target	96% of Target

*

Realizable pay reflected in the chart above includes: (1) base salary paid each year; (2) actual annual incentive earned for the year; (3) for option grants, the intrinsic (“in-the-money”) value of each year’s grant as of December 31, 2019; (4) for RSU grants, the value of each year’s grant based on the December 31, 2019 stock price; (5) for PSU awards that have vested, the value of the award based on the actual payout percentage and the stock price at December 31, 2019; and (6) for PSU awards that have not vested, the target payout of the award based on the stock price as of December 31, 2019. Does not include special awards.

Subsequent to December 31, 2019, there has been a significant decrease in our stock price following the disruptions to the global economy associated with the COVID-19 pandemic and the sharp decline in copper prices. In accordance with our executive compensation program’s pay for performance alignment, as of the record date, this has resulted in a significant reduction of our CEO’s realizable pay from the amounts noted above.

Compensation Governance and Best Practices

Our executive compensation program is designed and managed by the independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various constituencies. The committee is committed to incorporating stockholder views in its review process. As noted above, the committee is aware of stockholder views through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, but also actively solicits information through direct conversations with investors that allow the committee to gather more actionable insights. The committee also seeks input from its independent compensation consultant and strives to incorporate compensation “best practices” into our program design.

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Below is a summary of the compensation governance practices to which we are committed and which we believe enhance the performance of the company and long-term value for stockholders, and the practices that we reject.

We Are Committed To:

✓  Responding to Stockholder Feedback – the committee actively engages with our investors in order to fully understand our stockholders’ perspectives regarding our executive compensation program and has taken action in response to concerns raised. Most recently, after considering stockholder feedback and current market practices, in 2018 we adopted our current LTI program structure, which incorporates an ROI metric in addition to a relative TSR modifier for the PSUs, and replaces a portion of stock options with time vested RSUs.

✓  Paying for Performance – a significant portion of target direct compensation for our executive officers (87% for our CEO in 2019) is at-risk and tied to performance of our company and increases in our stock price.

✓ Clawback Policy – we may recover incentive awards paid based on restated financial statements under certain circumstances.
✓ Assessing Compensation Risks – we regularly assess the risk-reward balance of our compensation programs in order to mitigate undue risks.
✓ Independent Advisors – we engage the services of an independent compensation consultant.
✓ Annual Say-on-Pay – we conduct an annual say-on-pay vote to allow our stockholders to express their views on our executive compensation every year.

✓  Requiring Stock Ownership – we require our executive officers and directors to maintain ownership of our securities through our use of equity-based compensation and our stock ownership guidelines, with Mr. Adkerson required to maintain ownership equal to 6x his base salary.

We Reject:

x Excise Tax Gross-Ups – we do not provide any excise tax gross-ups to our executive officers.

x  Single Trigger Vesting of Equity and Cash Payments – our company’s equity-based awards will only accelerate upon the recipient’s actual or constructive termination of employment within one year of a change of control; similarly, change of control cash payments will only be payable upon the recipient’s actual or constructive termination of employment within one year of a change of control.

x Hedging of Company Stock – we prohibit our executives and directors from entering into hedging arrangements with respect to our securities.
x Excessive Pledging of Company Stock – we limit the ability of our executives and directors to pledge our securities.

Executive Compensation Philosophy

The fundamental principles of our company’s executive compensation philosophy are to:

•	pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results,

•	align compensation with the interests of stockholders and the strategy of our business, and

•	provide a competitive level of compensation to retain talent.

In order to achieve these goals, our committee believes that not only should a significant portion of the executive officers’ compensation be performance-based, but also that such compensation should correspond to the key measures used by our stockholders in assessing our company’s value and driving future growth.

Under our executive compensation program, the primary elements of the performance-based pay are (1) the awards under our annual incentive program (AIP), which uses financial, operational, safety, environmental and social responsibility metrics to measure performance, and (2) awards under our LTI program, which in 2019 focused on our achievements with respect to a key financial metric (ROI) and relative TSR for the full performance cycle.

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Overview of Principal Components of Executive Compensation

The principal components of executive officer compensation for 2019 are summarized below:

2019 Executive Compensation Program
Compensation Component	Characteristics		2019 Actions/Results
Base Salary	• Fixed cash compensation • Used to calculate other compensation elements		No changes for 2019
Annual Incentive Program (AIP)	• Annual variable cash compensation based on pre-established performance metrics • Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:
	Financial - Consolidated adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) - Net Debt - Capital expenditures	40%	Based on level of achievement of the performance metrics, the AIP payout would have been equal to 114.4% of target, but was reduced to 100% of target
	Operational - North America and South America copper sales - PT-FI copper sales - PT-FI gold sales - Consolidated unit net cash costs	35%
	Safety/Environmental & Social Responsibility	25%
	• Annual cash awards capped at a multiple of base salary (for our CEO in 2019, target = 150% of base salary; maximum = 175% of target)
Long-Term Incentive (LTI) Program	PSUs • Payable in shares of stock after a three-year performance period, all of which is at risk based on performance measured by a combination of achievement of ROI metrics during the performance period and our relative TSR • Range of payout of the PSUs is 0% to 225% depending on our achievement of the performance goals	50%	2017-2019 PSUs paid out at 85.9% of target
	Stock Options • Vest ratably over a three-year period following date of grant	25%
	RSUs • Vest ratably over a three-year period following date of grant	25%

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Base Salaries

How base salaries support our compensation philosophy and objectives:

•  Helps us meet the objective of attracting and retaining the key executive talent needed to manage our business successfully.

•  Represents the smallest portion of our executive officers’ target compensation, reflecting our goal to allocate a significant majority of compensation to the performance-based elements of the total compensation package.

•  Reflects our committee’s judgment with respect to each executive officer’s responsibilities, performance, and work experience as well as market data.

Annual Incentive Awards

How the overall design of the AIP supports our compensation philosophy and objectives:

•  Provides short-term performance-based cash awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth.

•  Financial and operational metrics reflect our annual business goals and objectives and its inclusion of safety and environmental and social responsibility metrics promote critical goals directly aligned with our commitment to sustainable and responsible copper mining for all stakeholders.

•  Focus on generating cash flows to reduce debt and strengthen our balance sheet closely aligns management and stockholder interests.

2019 Highlights: AIP

•  Payout Opportunities:

o  The target annual incentive award for Mr. Adkerson was 150% of base salary, or $2.4 million.

o  The target annual incentive award for each of Ms. Quirk and Mr. Conger was 175% of base salary.

o  Annual cash incentive payments for threshold performance started at 50% of target with maximum performance earning 175% of target, although the committee retained the discretion to reduce the payment to 0% of target.

•  Metrics and Goals - in February 2019, the committee chose:

o  metrics designed to focus our executives’ efforts on the critical elements of the company’s strategic plans for 2019 – focusing on production, cost and capital discipline, and generating cash flows, while strengthening the balance sheet and refocusing our business on our leading position in the global copper industry; and

o  target goals that were consistent with the company’s plan for the year, which were lower than comparable 2018 targets due to ongoing operational initiatives.

•  Results: Based on the company’s performance relative to the pre-established goals, the executives earned a payout amount equal to 114.4% of the target award, however given the fact that the company’s annual bonus pool for employees that is based on operating cash flow for the year was lower in 2019 compared to prior years, and given market conditions in January 2020, management recommended and the committee approved the reduction of the AIP payouts to 100% of the target award.

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General Structure of the AIP for 2019. For 2019, the committee established target performance goals in three categories that it believes effectively measure the performance of the company, with each category accounting for a specific percentage of the target award. In these categories, the committee chose the following metrics to measure performance:

Performance Category	Performance Metrics	How We Measure Achievement	Underlying Strategic Purpose

Financial	Consolidated Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)

Non-GAAP measure determined in accordance with the covenant calculation in the company’s bank credit facility. Please refer to Annex A to this proxy statement for a reconciliation and other information regarding our calculation of consolidated adjusted EBITDA.

Generating cash flows
	Net Debt	Calculated as long-term debt plus the current portion of debt (or total debt), less cash and cash equivalents, as reported in our annual report on Form 10-K.	Generating cash flows
	Capital Expenditures	As reported in our annual report on Form 10-K.	Focus on capital discipline and strengthening our balance sheet

Operational	North America and South America Copper Sales	Based on sales volumes as reported in our annual report on Form 10-K.	Generating cash flows
	PT-FI Copper Sales	Based on sales volumes as reported in our annual report on Form 10-K.	Generating cash flows
	PT-FI Gold Sales	Based on sales volumes as reported in our annual report on Form 10-K.	Generating cash flows
Consolidated Unit Net Cash Costs

Determined using the “by-product” method, as reported in our annual report on Form 10-K.

Under this method, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs. Our calculation excludes noncash and other costs, including stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges.

Operating efficiently and controlling production costs

Safety and Environmental/ Social Responsibility	Safety	Measured by reference to our Total Reportable Incident Rate (TRIR).	Aligns with our highest priority – safety of our people
Environmental & Social Responsibility

Evaluated relative to a scorecard measuring:

• Environmental performance, with reference to environmental events and penalties, reportable spills and releases, and notices of violation, and

• Social responsibility, with reference to the company’s further integration of the United Nations Guiding Principles on Business and Human Rights into our programs and performance with respect to our company-wide goal of incurring zero gross human rights violations at our operations caused by employees or contractors as reported in our annual Working Toward Sustainable Development Report, investment in community programs, completion of third-party assurance of our sustainability programs according to the ICMM Assurance Procedure, and stakeholder feedback and recognition of our sustainability programs.

Focus on working toward sustainable development

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Following the end of the year, each performance metric is evaluated against the target goal, with payout levels defined for threshold, target and maximum levels of performance. If performance falls within these levels, a sliding scale is used to determine the appropriate payout.

2019 AIP Results. In February 2020, the committee evaluated the company’s performance against the AIP goals, which are set forth in the table below. In connection with the committee’s review of our results in early 2020, the committee made no adjustments to the reported results under the financial metrics.

Performance Category	Performance Metrics	Weighting	Threshold	Target	Maximum	Weighted Payout as a % of Target
Financial	Consolidated Adjusted EBITDA ($ in billions)	15%	$2.00	$3.00	$4.00	13.8%
			Actual $2.84
	Net Debt ($ in billions)	15%	$9.00	$7.80	$6.80	15.0%
				Actual $7.81
	Capital Expenditures ($ in billions)	10%	$2.70	$2.40	$2.10	17.5%
					Actual $2.0739
Operational	North America and South America Copper Sales (billion pounds)	10%	2.40	2.65	2.9	9.5%
			Actual 2.626
	PT-FI Copper Sales (million pounds)	6.25%	500	615	680	10.0%
					Actual 667
	PT-FI Gold Sales (thousand ounces)	6.25%	625	785	865	10.9%
					Actual 973
	Consolidated Unit Net Cash Costs ($/pound)	12.5%	$1.90	$1.75	$1.60	13.1%
			Actual $1.74
Safety and Environmental/ Social Responsibility	Total Reportable Incident Rate (TRIR)	15%	0.91	0.73 - 0.71	0.65	14.6%
			Actual 0.74
	Environmental/Social Responsibility (Score)	10%	1	3	5	10.0%
				Actual 3
		Formulaic Performance Result Total				114.4%

As noted above, despite achieving performance resulting in a payout of 114.4% of target, management recommended and the committee approved a decrease in the AIP payout for our executives to 100% of target.

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Long-Term Incentive (LTI) Awards

How our LTI awards support our compensation philosophy and objectives:

•  Variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value.

•  PSUs granted in February 2019 are earned based in part on our achievement of cumulative ROI goals and in part on our relative TSR compared to our peers over a three-year performance period. This design directly links our executives’ earnings to our performance and stockholders’ returns.

•  Stock options align our executives’ interests with those of our stockholders, as the executive only receives value if our stock price increases from the date of grant. Our committee believes that stock options are an effective performance-based compensation vehicle that links executive compensation to stockholder return.

• Strengthen focus on stock price performance and encourage executive ownership of our stock.

2019 Highlights: LTI Program

•	Total target LTI award values for each executive are based on a multiple of 500% salary.

•	Our 2019 LTI program was consistent with the 2018 LTI program structure, and included:

◾

PSUs (50% of LTI program awards) – payable in shares of stock after a three-year performance period, which award is entirely at risk based on performance measured against cumulative ROI goals set at the beginning of the performance period ROI and a relative TSR modifier.

¡	Cumulative ROI target is 9%, with threshold goal equal to 6% and maximum goal equal to 20%, with preliminary payouts based on this metric ranging from 0% to 200% of the target award.

✓	In establishing the ROI target, the committee considered the most recent three-year ROI average of 11.65% and the most recent five-year ROI average of 8.48%.

¡

The “TSR modifier” increases or decreases the preliminary payout by up to 25% of the target award based on our TSR over the performance period compared to the TSR of the eight-company peer group listed on page 36.

FCX TSR Rank	Impact on Preliminary Earned PSUs
1-2	+25%
3-4	+12.5%
5	No Change
6-7	-12.5%
8-9	-25%

¡	Overall range of payout of the PSUs is 0% to 225% of the target award depending on our achievement of the performance goals.

◾	Stock Options (25% of LTI program awards) – vest ratably over a three-year period following date of grant.

◾	RSUs (25% of LTI program awards) – vest ratably over a three-year period following date of grant.

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Determination and Design of 2019 LTI Awards.

At its meeting on February 5, 2019, the committee set the total target LTI award value for each of the executive officers at 500% of the executive’s base salary with 50% of the total target LTI value in PSUs, 25% in stock options and 25% in RSUs. The number of target PSUs, stock options and RSUs granted to each of the NEOs was as follows:

Executive	Total Target LTI Award Value	Target Number of PSUs Granted	Grant Date Value of PSUs (1)	Number of Options Granted	Grant Date Value of Options (2)	Number of RSUs Granted	Grant Date Value of RSUs (3)
Mr. Adkerson	$8,000,000	365,000	$3,996,750	395,000	$1,923,650	168,000	$1,994,160
Ms. Quirk	4,000,000	182,500	1,998,375	197,500	961,825	84,000	997,080
Mr. Conger	2,750,000	125,500	1,374,225	135,500	659,885	57,500	682,525

(1)	Reflects a grant fair date value of $10.95. See the “Summary Compensation Table” for detail regarding the assumptions used in determining the grant date fair value.

(2)	Reflects a grant date fair value of $4.87. See the “Summary Compensation Table” for detail regarding the assumptions used in determining the grant date fair value.

(3)	Reflects the grant date closing stock price of $11.87.

Settlement of 2017-2019 PSU Award.

In February 2020, the committee certified the results of the PSUs granted in 2017 to our executive officers. These PSUs had a three-year performance period ending December 31, 2019, with vesting and payout based on performance measured by a combination of annual achievement of financial and operational objectives during the performance period and the company’s TSR compared to the TSR of our peer group (see page 36 for information about the companies in the peer group applicable to the 2017 PSUs). Because our TSR ranked 8th relative to our peer group, the payout percentage was reduced by 25%, resulting in the executives earning 85.9% of their target PSUs from 2017, as follows:

		Achievement of Annual Metrics
Grant Date	Three-Year Performance Period	2017	2018	2019	% Earned Before TSR	TSR Peer Ranking	Award % Earned
February 7, 2017	2017-2019	126.7%	86.2%	119.7%	110.9%	8th	85.9%

The table below details the grant date fair value of the 2017 PSUs as reflected in the applicable “Summary Compensation Table” and the value of the common stock received upon settlement of the awards in February 2020.

Executive	Target Number of PSUs Granted in 2017	Value of Awards Reported as Compensation in Year of Grant	Number of 2017 PSUs Earned	Realized Value of Awards (1)
Mr. Adkerson	257,000	$4,306,806	220,763	$2,657,987
Ms. Quirk	128,000	2,145,024	109,952	1,323,822
Mr. Conger	88,000	1,474,704	75,592	910,128
Totals	473,000	$7,926,534	406,307	$4,891,937

(1)	Reflects the closing price of our common stock ($12.04) on February 4, 2020, the date the committee certified the achievement results of the 2017 PSUs.

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Personal Benefits and Perquisites

We also provide certain other personal benefits and perquisites to our executive officers to fulfill particular business purposes, which are primarily for efficiency and personal security. In recent years, we have revised this program to discontinue certain benefits, and we will continue to monitor this program and adjust it, as we deem appropriate. The personal benefits and perquisites currently offered are reflected in the “Summary Compensation Table.” Most of these benefits are designed to safeguard our executives and increase travel efficiencies, thereby ensuring the executives’ availability on short notice and enabling the executives to focus more time and energy on company matters and performance. Our committee also recognizes the high degree of integration between the personal and professional lives of our executive officers, and these benefits ensure the security of the company’s proprietary information by enabling our executives to conduct business while traveling without concern that company information will be compromised.

Post-Termination Compensation

In addition to the compensation received by our executive officers during 2019 and benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, as well as supplemental retirement plans and change of control and severance benefits to certain executives.

Nonqualified Defined Contribution Plan

We maintain an unfunded nonqualified defined contribution plan (the NQDC plan) for the benefit of our executive officers, as well as other employees. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the Employee Capital Accumulation Program (ECAP, our 401(k) plan) have ceased as a result of qualified plan limits. The purpose of the NQDC plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay. For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs.”

Supplemental Retirement Plans

We established an unfunded supplemental executive retirement plan (SERP) for Mr. Adkerson in February 2004. The compensation committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. In addition, Mr. Conger is a participant in the Freeport Minerals Corporation Supplemental Retirement Plan (SRP), which is an unfunded, supplemental retirement plan that we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs.”

Change of Control and Severance Benefits

We provide Ms. Quirk with contractual protections in the event of certain terminations of employment outside of the change of control context, as well as in connection with a change of control. In addition, Mr. Conger is an eligible participant certain severance and change of control plans maintained by the company and our subsidiaries for the benefit of officers and employees. We believe that severance protections, particularly in connection with a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s and stockholders’ interests by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e., a “double trigger”).

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In addition, our LTI awards, including the stock options, RSUs and PSUs granted to our executives and all of our employees, provide for accelerated vesting of the award following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after a change of control. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control.”

Compensation Processes and Policies

Role of Advisors

From 2010 through 2019, our committee engaged Pay Governance LLC (Pay Governance) as its independent compensation consultant. Beginning in 2020, our committee engaged Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant. Consistent with our committee’s longstanding policy, neither consultant provided, or will provide, any services to the company’s management. As required by SEC rules, the committee assessed the independence of Pay Governance and FW Cook and concluded that neither consultant’s work raised or will raise any conflicts of interest. A representative of the independent consultant attends meetings of our committee and communicates with our committee chair between meetings; however, our committee makes all decisions regarding the compensation of our executive officers. The independent consultant provides various executive compensation services to our committee, including advising our committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Peer Group

In March 2016, in connection with the company’s exit from the oil and gas business and refocus of our business on our leading position in the global copper industry, the committee, with input from Pay Governance, developed a new group of peer companies that we use to compare our performance (including for purposes of the PSUs granted since 2016). This group of peers consists solely of mining companies and is set forth below:

Anglo American plc
Antofagasta plc
BHP Billiton Limited
Glencore Xstrata plc
Rio Tinto plc
Southern Copper Corporation
Teck Resources Limited
Vale S.A.

In February 2018, with input from Pay Governance, the committee determined that while the mining company peer group above is appropriate for measuring our performance, because it is substantially comprised of non-U.S. based companies, it is not an appropriate peer group for compensation comparisons for the following reasons: (1) international companies have significantly different pay structures than U.S. based companies, and (2) international companies have different reporting requirements making it difficult to obtain comparable data. Accordingly, the committee concluded that the S&P 250 was an appropriate peer group for purposes of comparing our compensation programs and pay levels.

Stock Ownership

We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation program to ensure that a portion of our executive officers’ compensation is delivered in the form of equity.

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Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. Shares that the executive has pledged, shares held by a spouse or children, and shares due upon the vesting of PSUs are not counted as shares “owned” for purposes of the guidelines. As of December 31, 2019, all of our NEOs exceed their target ownership levels.

Executive	Current Ownership Requirement	Actual Ownership Level as of December 31, 2019 (Using 1-year trailing average stock price)
Mr. Adkerson	6x base salary	22.6x base salary
Ms. Quirk	3x base salary	13.0x base salary
Mr. Conger	3x base salary	4.6x base salary

These ownership levels reflect the individual commitments of our executives to align their interests with those of our stockholders and incentivize our executives to maximize the value of our stock over the long-term. For more information regarding these guidelines and the current stock holdings of our executive officers, please see the section titled “Stock Ownership.”

Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and directors from entering into any hedging arrangements with respect to our securities. Specifically, the policy defines “insiders” as members of the board, our officers and certain employees and consultants who are likely to be in possession of material nonpublic information due to the nature of their work, and contains the following prohibition:

Transactions in publicly traded options are generally short-term in nature and may give the public the perception that insiders are not focused on the long-term performance of the Company. Certain forms of hedging transactions are complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, insiders are prohibited from engaging in such transactions.

Our insider trading policy also limits the ability of our executives and directors to pledge our securities as follows:

•	our securities may not be pledged as collateral for a margin loan;

•	the executive or director must notify the company prior to execution of the pledge;

•	the executive or director must establish that he or she has the financial capacity to repay the loan without resorting to the pledged securities; and

•	any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

Compensation Clawback Policy

Our committee has adopted an incentive compensation clawback policy that would enable the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. Our committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act).

Equity Grant Timing Practices

The committee’s historical practice has been to make annual equity awards under our LTI program at its first meeting of that year, which is usually held in January or February. Each July or August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately six months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The committee has a written policy stating that it will approve all regular equity-based awards at its first or second regular meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade company securities.

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The terms of our stock incentive plan provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plan, the fair market value of our common stock will be determined by reference to the closing quoted per share sale price of our common stock on the grant date. In addition, our stock incentive plan permits the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Our current equity grant policy provides that each of our chief executive officer, chief financial officer and chief administrative officer has authority to make or modify grants to such employees, subject to the following conditions:

•	no grant may relate to more than 20,000 shares of our common stock;

•

such grants must be approved during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or such later date set forth in the grant instrument;

•	the exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	any such grants must be reported to the committee at its next meeting.

Risks Arising from Compensation Policies and Practices

After completing the annual review of the company’s compensation program, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our selection of performance metrics under our annual and long-term programs that focus our executives and management level employees on the critical elements of our strategic plans, which in turn drive performance; the multi-year vesting of equity awards and three-year performance period of our PSUs that promote focus on the long-term financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as risk mitigation features such as our clawback policy and stock ownership requirements applicable to our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. Until recent changes to the tax code, however, compensation that qualified as “performance-based” under Section 162(m) did not count against the $1 million deduction limit. The committee’s policy in the past has been to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee considered it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

The “performance-based” exemption under Section 162(m) has been repealed, effective for taxable years beginning after December 31, 2017. Accordingly, compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to remuneration pursuant to written binding contracts in place as of November 2, 2017. Despite the compensation committee’s efforts to structure awards in a manner intended to be exempt from the Section 162(m) deduction limitation, no assurance can be given that compensation originally designed to be deductible under Section 162(m) will qualify for the transition relief when paid.

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on April 14, 2020: Dustan E. McCoy, Chair Frances Fragos Townsend

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Executive Compensation Tables

The table below shows the total compensation paid to or earned by our named executive officers (NEOs). See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Richard C. Adkerson Vice Chairman of the Board, President and Chief Executive Officer	2019 2018 2017	$1,600,000 1,600,000 1,541,667	$5,990,910 7,175,425 7,286,646	$1,923,650 1,999,200 3,919,150	$2,400,000 2,145,600 2,704,800	$2,979,703 2,642,995 2,201,935	$847,986 860,815 741,839	$15,742,249 16,424,035 18,396,037
Kathleen L. Quirk Executive Vice President and Chief Financial Officer	2019 2018 2017	800,000 800,000 775,000	2,995,455 3,583,027 4,131,584	961,825 999,600 1,955,770	1,400,000 1,251,600 1,577,800	27,752 18,280 —	120,613 130,709 111,668	6,305,645 6,783,216 8,551,822
Harry M. “Red” Conger, IV President and Chief Operating Officer – Americas	2019 2018 2017	550,000 550,000 541,666	2,056,750 2,459,183 1,474,704	659,885 686,000 1,346,970	962,500 860,475 1,084,738	114,303 4,548 76,006	186,728 176,422 129,091	4,530,166 4,736,628 4,653,175

(1)

The amounts reported in the table for 2019 reflect the aggregate grant date fair value of the RSUs and PSUs awarded on February 5, 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The grant date fair value of the RSUs was determined based on the closing price of our common stock on the grant date ($11.87). The PSUs represent a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the level of the company’s achievement of cumulative ROI over a three-year performance period, subject to a “TSR modifier,” which may increase or decrease the payout by up to 25% of the target award based on our TSR relative to a peer group. The grant date fair value of the PSUs was determined using (a) the closing price of our common stock on the grant date, (b) the fair value of ROI metric over the three-year performance period, and (c) the fair value of the TSR modifier. For the 2019 awards, the fair value of the ROI metric was $(1.71) per unit, which represents an assumed probable payout of 85.6%. The fair value of the TSR modifier was determined using the Monte-Carlo valuation model, which utilizes multiple inputs to produce distributions of TSR for the company and each of the applicable peer companies to calculate the fair value of the TSR modifier component of each award. Specifically, for the 2019 awards, the simulation model applied a risk-free interest rate of 2.4% and an expected volatility assumption for the company’s stock price of 50.1%. The risk-free rate is assumed to equal the yield on an approximate three-year treasury bond on the grant date. Volatility is based on historical volatility for the approximate three-year period preceding the grant date. Using these assumptions, the TSR modifier component of the PSUs was valued at $0.79 per unit, which, when combined with the closing price of our common stock on the grant date of $11.87 and the fair value of the ROI metric of $(1.71), resulted in a per unit fair value of $10.95. The grant date value of the 2019 PSUs for each of the NEOs assuming maximum payout of the PSUs, and based on the closing stock price on the date of grant, is as follows: for Mr. Adkerson – $9,748,238, for Ms. Quirk – $4,874,119, and for Mr. Conger – $3,351,791.

(2)

Reflects the aggregate grant date fair value of the stock options granted to the NEOs in the year reflected, determined using the Black-Scholes-Merton option valuation model price, which was $4.87 per option in 2019. For information relating to the assumptions made by us in valuing the stock options granted to our NEOs, refer to Notes 1 and 10 of our financial statements in our 2019 Form 10-K. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

(3)

Reflects the annual incentive award payments received under our AIP as approved by the Compensation Committee based on the achievement of pre-established goals. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

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(4)

Includes (a) the aggregate change in actuarial present value during 2019 of Mr. Adkerson’s SERP benefit of $2,617,330 and Mr. Conger’s SRP benefit of $107,076 and (b) earnings under the NQDC plan in excess of 120% of the applicable monthly long-term federal rate at the time the compensation committee established the formula, as follows: for Mr. Adkerson – $362,373, for Ms. Quirk – $27,752, and for Mr. Conger – $7,227. As determined by the compensation committee in January 2009, the assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. See “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs” for more information.

(5)

The amounts reported for 2019 are detailed in the table below and reflect (a) all perquisites and other personal benefits; (b) amounts contributed by the company to defined contribution plans, which include amounts contributed to the ECAP and the nonqualified defined contribution plan; (c) the dollar value of life insurance premiums paid by the company; and (d) the dollar value of interest credited on dividend equivalents on outstanding RSUs (we discontinued crediting interest for awards granted after 2015).

The perquisites and other personal benefits reported in the table below include (a) personal financial and tax advice under the company’s executive services program, (b) for Mr. Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and incidental fees directly related to the flight, and for Mr. Conger, personal use of company owned aircraft, which includes fuel costs and incidental fees directly related to the flight as well as spousal travel expenses paid by the company, which includes commercial airline tickets and meals in connection with the spouse accompanying the executive for business travel and the cost of one chartered flight to transport his spouse to a business event, (c) personal use of company facilities and other allocated personnel costs, (d) security services and use of company cars, which includes driver compensation and vehicle repair, maintenance, and fuel costs, (e) the company’s premium payments for personal excess liability insurance, and (f) the company’s premium payments for disability insurance. The amounts in the table reflect the incremental cost to the company.

2019 All Other Compensation

	Perquisites and Other Personal Benefits						Additional All Other Compensation
Name	Financial and Tax Advice	Aircraft Usage and Spousal Travel	Facilities and Personnel	Security and Cars	Personal Excess Liability Insurance Premiums	Disability Insurance Premiums	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents
Mr. Adkerson	$20,000	$139,746	$57,412	$112,306	$7,482	$8,602	$335,380	$36,300	$130,758
Ms. Quirk	—	—	—	—	3,671	8,402	108,540	—	—
Mr. Conger	15,000	82,897	—	—	3,671	9,323	75,837	—	—

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2019 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard C. Adkerson AIP LTI Program – PSUs LTI Program – Options LTI Program – RSUs	02/05/2019 02/05/2019 02/05/2019 02/05/2019	$1,200,000 — — —	$2,400,000 — — —	$4,200,000 — — —	— 91,250 — —	— 365,000 — —	— 821,250 — —	— — — 168,000	— — 395,000 —	— — $11.87 —	— $3,996,750 1,923,650 1,994,160
Kathleen L. Quirk AIP LTI Program – PSUs LTI Program – Options LTI Program – RSUs	02/05/2019 02/05/2019 02/05/2019 02/05/2019	700,000 — — —	1,400,000 — — —	2,450,000 — — —	— 45,625 — —	— 182,500 — —	— 410,625 —	— — — 84,000	— — 197,500 —	— — $11.87 —	— 1,998,375 961,825 997,080
Harry M. “Red” Conger, IV AIP LTI Program – PSUs LTI Program – Options LTI Program – RSUs	02/05/2019 02/05/2019 02/05/2019 02/05/2019	481,250 — — —	962,500 — — —	1,684,375 — — —	— 31,375 — —	— 125,500 — —	— 282,375 — —	— — — 57,500	— — 135,500 —	— — $11.87 —	— 1,374,225 659,885 682,525

(1)

For 2019, under the AIP, each NEO had a target award based on a multiple of salary, with the amount to be earned based on the company’s performance relative to defined goals established by the compensation committee. The amounts reported represent the threshold, target and maximum possible annual cash incentive payments that could have been received by each NEO pursuant to the AIP for 2019. The amounts in the “Target” column were approved by the compensation committee and reflect 150% of base salary for Mr. Adkerson and 175% of base salary for each of Ms. Quirk and Mr. Conger. Achievement of the threshold level of performance would result in a payout of 50% of the target award, and maximum performance would result in a payout of 175% of target. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

(2)

These awards represent PSUs awarded as part of our 2019 LTI program. Each of the NEOs received 50% of their 2019 target LTI program award in the form of PSUs based on the estimated grant date fair value as of February 5, 2019. Each PSU granted in 2019 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the company’s level of achievement of a cumulative ROI metric and on our TSR compared to the TSR of our peer group during the three-year period ending on December 31, 2021. For the 2019 PSU awards, the NEOs will receive between 0% and 225% of the target PSU award based on achievement of applicable performance goals. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

(3)

These awards represent RSUs awarded as part of our 2019 LTI program. Each of the NEOs received 25% of their 2019 target LTI program award in the form of RSUs based on the grant date fair value as of February 5, 2019.

(4)

These awards represent stock options awarded as part of our 2019 LTI program. Each of the NEOs received 25% of their 2019 LTI program award in the form of stock options based on the estimated grant date fair value as of February 5, 2019.

(5)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.

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Outstanding Equity Awards at December 31, 2019

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)
Richard C. Adkerson	02/01/10	162,000	—	$29.130	02/01/20	367,000	$4,815,040	835,000	$10,479,771
	02/07/11	135,000	—	31.950	02/07/21
	02/06/12	135,000	—	24.080	02/06/22
	02/02/10	1,000,000	—	36.255	02/02/20
	02/08/11	500,000	—	55.640	02/08/21
	02/06/12	330,000	—	46.730	02/06/22
	01/29/13	450,000	—	35.010	01/29/23
	02/04/14	335,000	—	30.940	02/04/24
	02/03/15	580,000	—	18.980	02/03/25
	02/02/16	813,750	271,250	4.350	02/02/26
	02/07/17	257,500	257,500	15.520	02/07/27
	02/06/18	85,000	170,000	18.740	02/06/28
	02/05/19	—	395,000	11.87	02/05/29
Kathleen L. Quirk	02/01/10	40,500	—	29.130	02/01/20	247,333	3,245,009	417,000	5,234,250
	02/07/11	40,500	—	31.950	02/07/21
	02/06/12	40,500	—	24.080	02/06/22
	02/02/10	300,000	—	36.255	02/02/20
	02/08/11	150,000	—	55.640	02/08/21
	02/06/12	110,000	—	46.730	02/06/22
	01/29/13	150,000	—	35.010	01/29/23
	02/04/14	220,000	—	30.940	02/04/24
	02/03/15	380,000	—	18.980	02/03/25
	02/02/16	528,750	176,250	4.350	02/02/26
	02/07/17	128,500	128,500	15.520	02/07/27
	02/06/18	42,500	85,000	18.740	02/06/28
	02/05/19	—	197,500	11.87	02/05/29
Harry M. “Red” Conger, IV	02/02/10	100,000	—	36.255	02/02/20	81,833	1,073,649	286,500	3,596,087
	02/08/11	50,000	—	55.640	02/08/21
	02/06/12	65,000	—	46.730	02/06/22
	01/29/13	65,000	—	35.010	01/29/23
	02/04/14	37,500	—	30.940	02/04/24
	02/03/15	75,000	—	18.980	02/03/25
	02/02/16	—	77,500	4.350	02/02/26
	02/07/17	88,500	88,500	15.520	02/07/27
	02/06/18	29,167	58,333	18.740	02/06/28
	02/05/19	—	135,500	11.87	02/05/29

(1)

The stock options granted prior to 2018 become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. Beginning with grants in 2018, the stock options become exercisable in 33% annual increments on each of the first three anniversaries of the date of grant and have a term of 10 years. The unvested stock options will become immediately exercisable if there is a qualifying termination of employment following a change of control.

(2)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.

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(3)	Represents time-vested RSUs, which will vest and be paid out in shares of our common stock, as set forth in the table below, provided the applicable service conditions are satisfied.

Name	RSUs	Vesting Date
Mr. Adkerson	91,500	02/15/20
	219,500	02/15/21
	56,000	02/15/22
Ms. Quirk	45,666	02/15/20
	173,667	02/15/21
	28,000	02/15/22
Mr. Conger	31,333	02/15/20
	31,333	02/15/21
	19,167	02/15/22

(4)	The market value of the unvested RSUs and PSUs reflected in this table was based on the $13.12 closing market price per share of our common stock on December 31, 2019.

(5)

Represents target PSUs held by the NEOs, as set forth in the table below. The PSUs will vest following the end of the applicable performance period and be paid out in shares of our common stock based on satisfaction of the applicable performance goals. With respect to the 2017 PSU awards, the NEOs will earn between 0% and 175% of the target PSU award based on the company’s achievement of annual operational and financial metrics and up to an additional 25% of the target PSU award based on the company’s TSR compared to the TSR of the company’s peer group. With respect to the 2018 and 2019 PSU awards, the NEOs will earn between 0% and 225% of the target PSU award based on the company’s average ROI and its relative TSR compared to the TSR of the company’s peer group over the three-year performance period ending December 31, 2020 and 2021, respectively. Accordingly, the number of units reported in the table above represent the target number of all outstanding PSUs as of December 31, 2019, but the values reported reflect a 85.9% payout with respect to the 2017 PSU awards and a payout at the target amount with respect to the 2018 and 2019 PSU awards.

Name	Grant Date	PSUs			Last Day of Performance Period
		Threshold*	Target	Maximum
Mr. Adkerson	2/7/2017	n/a	257,000	514,000	12/31/19	**
	2/6/2018	53,250	213,000	479,250	12/31/20
	2/5/2019	91,250	365,000	821,250	12/31/21
Ms. Quirk	2/7/2017	n/a	128,000	256,000	12/31/19	**
	2/6/2018	26,625	106,500	239,625	12/31/20
	2/5/2019	45,625	182,500	410,625	12/31/21
Mr. Conger	2/7/2017	n/a	88,000	176,000	12/31/19	**
	2/6/2018	18,250	73,000	164,250	12/31/20
	2/5/2019	31,375	125,500	282,375	12/31/21

*

For the 2017 PSU awards, each executive may receive between 0% and 200% of the target PSU award based on achievement of the applicable performance goals, thus there was no determinable threshold. For the 2018 and 2019 PSU awards, each executive may receive 25% of the target PSU award based on threshold achievement of the applicable performance goals.

**	In February 2020, the compensation committee certified an 85.9% payout with respect to the 2017 PSU awards.

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2019 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard C. Adkerson	—	—	651,500	$7,747,860
Kathleen L. Quirk	—	—	376,467	4,475,907
Harry M. “Red” Conger, IV	155,000	$954,273	168,567	2,005,879

(1)	The value realized on exercise of options is based on the difference between the closing sale price of our common stock on the date of exercise and the exercise price of each option.

(2)

The value realized on vesting of RSUs and payout of PSUs is based on the closing sale price of our common stock on the date of vesting of the RSUs or payout of the PSUs, or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded NQDC plan, for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan or 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to each participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of annual incentive awards) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Mr. Adkerson) receiving an additional 5% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2019 for each NEO.

Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs, which represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Richard C. Adkerson	NQDC plan	$119,000	$298,380	$1,641,878	—	$32,244,256
	Deferred RSUs	—	—	3,140,758	—	15,756,801
Kathleen L. Quirk	NQDC plan	55,000	80,540	124,720	—	2,507,775
Harry M. “Red” Conger, IV	NQDC plan	13,500	47,837	32,537	—	670,209

(1)	The amounts reflected in this column are included in the “Salary” column for each NEO for 2019 reported in the “Summary Compensation Table.”

(2)

The amounts reflected in this column are included in the “All Other Compensation” column for each NEO for 2019 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote (5) to that table also include contributions to the company’s ECAP.

(3)

The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2019, that rate of interest was 5.5% during the period from January 1, 2019 to July 31, 2019, 5.25% during the period from August 1, 2019 to September 30, 2019, 5.00% during the period from October 1, 2019 to October 31, 2019; and 4.75% during the period from November 1, 2019 to December 31, 2019. A portion of the earnings

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reported for each NEO in this column are deemed preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. With respect to Mr. Adkerson’s deferred RSUs, the amount represents (a) the number of deferred RSUs multiplied by the change in the price of our common stock from December 31, 2018 ($10.31) to December 31, 2019 ($13.12), and (b) accrued dividend equivalents and interest (calculated using the prime rate) on those RSUs of $330,758.

(4)

The following amounts reflected in this column were included in the 2018 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson – $693,158, Ms. Quirk – $162,950, and Mr. Conger – $72,229. The following amounts reflected in this column were included in the 2017 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson – $417,775, Ms. Quirk – $132,834 and Mr. Conger – $67,944.

Supplemental Executive Retirement Plan – Mr. Adkerson. In February 2004, we established an unfunded SERP for Mr. Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. Mr. Adkerson has elected to receive an equivalent lump sum payment. The annuity will equal a percentage of Mr. Adkerson’s highest average base pay for any three of the five calendar years immediately preceding Mr. Adkerson’s completion of 25 years of credited service, plus his average annual incentive awards for the same three years; provided that such average amount cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. Mr. Adkerson has attained 25 years of credited service and his annuity was fixed as of January 1st of the year in which he completed 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified) sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amount provided in the table below reflects these reductions. As of December 31, 2019, Mr. Adkerson was 100% vested under the SERP.

Supplemental Retirement Plan – Mr. Conger. Mr. Conger is a participant in the SRP, which is an unfunded, supplemental retirement plan that we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. Benefit accruals under the SRP were frozen effective December 31, 2008. Benefits are payable in the form of a life annuity, 25%, 50%, 75% and 100% joint and survivor annuity options, as specified by the participant. The benefit will be a monthly amount equal to the product of (1) the sum of 0.35% of the participant’s final average monthly compensation in excess of his social security benefit and (2) years of service as of December 31, 2008, the date the SRP was frozen, determined without applying the Internal Revenue Code compensation and annual addition limitations. The SRP benefit is reduced by the participant’s monthly retirement benefit under the qualified retirement plan. The SRP benefit is subject to a five-year cliff vesting schedule, and Mr. Conger is 100% vested under the SRP.

Pension Benefits

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit
Richard C. Adkerson	Supplemental Executive Retirement Plan	25	(1)	$39,848,705	(2)
Harry M. “Red” Conger, IV	Supplemental Retirement Plan	33		1,507,685	(3)

(1)	Represents the participant’s years of service with the company and its predecessor, capped at 25 years.

(2)

The accrued benefit was fixed as of January 1st of the year Mr. Adkerson attained 25 years of credited service, but will continue to increase year to year due to actuarial increases based on (a) an assumed 6% interest component, and (b) a mortality adjustment based on the IRS mortality table (as published in Revenue Ruling 2001-62) and defined under the SERP. These actuarial increases compensate for the fact that the benefit is expected to be paid over a shorter timeframe (i.e., life expectancy). The actuarially increased benefit is then present valued to reflect a lump sum payment.

(3)

As of December 31, 2019, the accrued benefit under the SRP was fixed (benefit accruals were frozen as of December 31, 2008), but the present value of the benefit will be adjusted from year to year resulting from the passage of time and from changes in actuarial assumptions. As of December 31, 2019, the significant assumptions used in the actuarial valuation were a discount rate of 3.4% and the mortality table and mortality improvement scale assumptions. The mortality tables were based on the Society of Actuaries tables that were published in 2014, but adjusted to remove the projected mortality improvement after 2006, for purposes of applying an alternative projection of mortality improvement after that date.

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Potential Payments Upon Termination or Change of Control

Employment Agreement—Ms. Quirk. As of December 31, 2019, we had an employment agreement with Ms. Quirk, which was approved by our compensation committee and the board and which is described below. See “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

The employment agreement with Ms. Quirk provides for an annual base salary of at least $650,000 (her current base salary is $800,000), and provides that she is eligible to participate in our AIP. Ms. Quirk continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through January 1st, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control, the agreement will expire three years following the change of control. The agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, Ms. Quirk’s employment agreement entitles her to the following additional benefits.

Severance Benefits. If, during the term of her employment agreement, we terminate Ms. Quirk’s employment without cause or she terminates employment for good reason, she will be entitled to the following:

•

payment of the amount of her base salary earned through the date of termination to the extent not previously paid and a pro rata annual incentive award for the year in which the termination of employment occurs, based on actual results under our AIP;

•	a cash payment equal to three times the sum of (a) her base salary plus (b) the average of the annual incentive awards paid to her for the immediately preceding three years;

•	continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier;

•	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

•

under the PSU agreements, in the case of termination without cause, retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

Under Ms. Quirk’s employment agreement, “cause” is generally defined as her (a) failure to perform substantially the executive’s duties with the company, (b) material breach of her employment agreement, (c) felony conviction or entering of a guilty plea or plea of no contest, (d) unauthorized acts or omissions resulting in harm to the company, (e) commission of an act of dishonesty resulting in her enrichment at the expense of the company or (f) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the employment agreement or (b) the assignment to Ms. Quirk of any duties inconsistent in any material respect with her position, authority, duties or responsibilities under the agreement.

If Ms. Quirk’s employment terminates as a result of death, disability or retirement during the term of her employment agreement, she (or her estate, as applicable) will be entitled to receive the amount of her base salary earned through the termination date to the extent not previously paid, payment of a pro rata annual incentive award for the year of termination (based on actual results under our AIP) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier.

As a condition to receipt of these severance benefits, Ms. Quirk must retain in confidence all confidential information known to her concerning our business for a period of five years after termination. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Change of Control Severance Benefits. Ms. Quirk’s employment agreement provides that the terms and conditions of her employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change of control. If Ms. Quirk is terminated without “cause,” as generally defined above, or if she terminates for “good reason” during the three-year period after a change of control, Ms. Quirk is generally entitled to receive the same payments and benefits that she would receive in the event of a similar termination

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under the employment agreement, described above, except that Ms. Quirk would receive a cash payment equal to three times the sum of her base salary plus the highest annual incentive award paid to her (rather than the average annual incentive award paid to her) for the immediately preceding three fiscal years. The term “good reason” includes the failure of the acquirer to provide the executive with substantially the same position, authority, duties and responsibilities held prior to the change of control, in addition to the reasons generally provided above. The confidentiality and non-competition provisions continue to apply after a change of control.

If employment terminates as a result of death, disability or retirement following a change of control, Ms. Quirk will receive the same benefits described above under “Severance Benefits” in the event of death, disability or retirement.

Severance and Change of Control Benefits—Other NEOs. We currently do not have severance or change of control agreements with Messrs. Adkerson or Conger. Mr. Conger is a participant in the company’s executive change of control severance plan, which is available to certain senior executives of the company and provides benefits if a participant is terminated without cause or with good reason within two years following a change of control. Under this plan, Mr. Conger would be entitled to receive a cash payment equal to the sum of his base salary plus the highest annual incentive award paid to him for the immediately preceding three fiscal years, and continuation of insurance and welfare benefits for one year. See the footnotes to the “Potential Payments Upon Termination or Change of Control” table for more information.

Equity-Based Incentive Awards—Impact of Termination of Employment and Change of Control. The terms of our outstanding equity-based incentive award agreements (which include options, PSUs, and RSUs) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below. In addition, a change of control alone will not automatically result in an acceleration of the vesting of outstanding awards.

Unless otherwise provided in a separate agreement, the following summarizes the effect of a termination of employment under certain scenarios on the outstanding equity-based incentives held by our NEOs:

•

Performance Share Units (PSUs) – Upon a recipient’s termination of employment due to death during the performance period of a PSU award, the award (and any related accrued dividend equivalents) will vest in full and pay out at the target level. If the termination of employment is due to disability, retirement or, at the discretion of the compensation committee, termination without cause, the award will not be forfeited nor accelerate, but will remain outstanding and vest following the end of the performance period, provided the applicable performance conditions are met. In the event of a change of control, outstanding PSUs will convert into an equivalent number of RSUs (at the target amount), which award (and any related accrued dividend equivalents) will vest on the earlier of the last day of the applicable performance period or the date the recipient is terminated without cause or terminates for good reason.

•

Stock Options – Upon a recipient’s termination due to disability or retirement, any unvested stock options scheduled to vest within one year will vest as of the termination of employment, and the holder will have the lesser of three years or the remaining term of the option to exercise. Upon a recipient’s death the option will vest in full if not previously vested. In connection with a change of control, any unvested options will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change of control.

•

Restricted Stock Units (RSUs) – Upon a recipient’s termination due to death, any outstanding RSUs (and any related accrued dividend equivalents) will vest in full. If the termination is due to disability or retirement, any RSUs scheduled to vest within one year (and any related accrued dividend equivalents) will vest as of the termination of employment. In connection with a change of control, the RSUs (and any related accrued dividend equivalents) will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change of control. With respect to the special RSU grants made to certain executive officers in February 2017, the RSUs will fully vest upon a recipient’s termination due to death, disability or retirement, and the performance RSUs will fully vest upon a recipient’s termination due to death or disability.

The letter agreement between the company and Mr. Adkerson in December 2013 provides that with respect to Mr. Adkerson’s equity-based incentive awards, he will receive retirement treatment as set forth in the applicable award agreement following any termination of employment, except a termination due to death or termination by the company for cause.

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No Excise Tax Gross-Ups. We do not provide excise tax gross-up protections in any of our change of control arrangements with our executive officers. Under Ms. Quirk’s employment agreement, if any part of the payments or benefits received by Ms. Quirk in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, she will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change of control or termination of employment of each of our named executive officers.

In addition to the benefits identified, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in footnote (4) to the “Potential Payments Upon Termination or Change of Control” table below.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2019, and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $13.12 on December 31, 2019, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated options, RSUs and PSUs.

Potential Payments Upon Termination or Change of Control

Name	Lump Sum Payment	Options (Unvested and Accelerated) (1)	Restricted Stock Units (Unvested and Accelerated) (2)	Accumulated Dividends and Interest Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated) (3)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total (4)
Richard C. Adkerson
• Retirement/Termination – Without Cause	0	$2,543,446	$2,879,840	$65,625	0	0	0	$5,488,911
• Disability	0	2,543,446	2,879,840	65,625	0	0	0	5,488,911
• Death	0	2,872,613	4,815,040	94,850	$7,583,360	$129,300	0	15,495,163
• Qualifying Termination after Change of Control (5)	0	2,872,613	4,815,040	94,850	7,583,360	129,300	0	15,495,163
Kathleen L. Quirk
• Retirement	0	1,628,004	2,278,504	55,183	0	0	$67,350	4,029,041
• Disability	0	1,628,004	2,278,504	55,183	0	0	0	3,961,691
• Death	0	1,792,588	3,245,009	69,767	3,791,680	64,650	0	8,963,694
• Termination – Good Reason	$6,489,750	1,792,588	3,245,009	69,767	0	0	67,350	11,664,464
• Termination – Without Cause	6,489,750	1,792,588	3,245,009	69,767	0	0	67,350	11,664,464
• Qualifying Termination after Change of Control (5)(6)	7,133,400	1,792,588	3,245,009	69,767	3,791,680	64,650	67,350	16,164,444
Harry M. “Red” Conger, IV
• Retirement	0	736,133	411,091	7,133	0	0	0	1,154,357
• Disability	0	736,133	411,091	7,133	0	0	0	1,154,357
• Death	0	849,050	1,073,649	17,142	2,604,320	44,375	0	4,588,536
• Termination – Without Cause (7)	0	N/A	0	0	0	0	0	0
• Qualifying Termination after Change of Control (5)	1,664,925	849,050	1,073,649	17,142	2,604,320	44,375	35,489	6,288,950

*	“n/a” means that the benefit is not provided to the executive or the executive did not have any of the referenced awards as of December 31, 2019.

(1)

The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2019 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options under each scenario.

(2)	The values of the RSUs were determined by multiplying the December 31, 2019 closing price of our common stock by the number of RSUs to be vested under each scenario.

(3)

The values of the PSUs in connection with death or a qualifying termination after a change of control were determined by multiplying the December 31, 2019 closing price of our common stock by the target number of PSUs with performance periods ending after December 31, 2019. No value is reflected for awards of PSUs in

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the event of termination upon retirement, disability, or for Mr. Adkerson, termination without cause, because the PSU agreements do not provide for automatic vesting of outstanding PSUs and the related dividend equivalent credits in those circumstances. Instead, the awards will remain outstanding through the performance period and vest if the applicable performance conditions are met. See the “Outstanding Equity Awards at December 31, 2019” table for more information.

(4)

In addition to the amounts reflected in this column, upon the occurrence of each event of termination listed in the table, each NEO would be entitled to the following additional benefits, as applicable: outstanding, in-the-money stock options that were vested at the time of termination, the executive’s aggregate balance in the NQDC plan (as reflected on page 44), and, for Mr. Adkerson and Mr. Conger, the present value of the executive’s supplemental retirement plan (as reflected on page 45). The aggregate value of these additional benefits for each of our NEOs, assuming a termination on December 31, 2019, is as follows: Mr. Adkerson – $81,866,350, Ms. Quirk – $7,144,913 and Mr. Conger – $2,177,894. These amounts do not include benefits under our ECAP or life insurance policies generally available to all employees. In addition to the standard life insurance policy generally available to employees, Mr. Adkerson has an executive life insurance policy providing for a death benefit of $1.5 million.

(5)

With respect to our equity awards, the agreements provide for the benefits described in the table following a change of control only if the recipient is terminated without cause or terminated with good reason within one year after the change of control. The amounts stated in the rows titled “Qualifying Termination after Change of Control” assume the full vesting of all outstanding options and RSUs and full vesting and payout at target for PSUs.

(6)

Pursuant to the terms of Ms. Quirk’s employment agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

(7)	Mr. Conger is entitled to certain severance benefits in the event of his termination without cause under the company’s severance plan, which is generally available to certain eligible employees.

CEO Pay Ratio

As required by the Dodd-Frank Act, and Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. There has been no change in our employee population or employee compensation arrangements since the end of 2017 that we reasonably believe would significantly impact our pay ratio disclosure. As a result, in accordance with applicable SEC rules, we intended to calculate our CEO pay ratio for 2019 using the same median employee used for our 2017 pay ratio calculation; however, the median employee identified for our 2017 calculation received a promotion in November 2018. As a result, in accordance with the applicable SEC rules, we are calculating our CEO pay ratio for 2019 using another employee who had substantially similar compensation for 2017 to that of the employee used for our 2017 pay ratio calculation and whose compensation did not change in 2018. The process that we used in 2017 to identify our median employee is set forth below.

As previously disclosed in our 2018 proxy statement, we identified the median employee by examining the total earnings for the nine-month period ending September 30, 2017 for all individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on October 1, 2017, whether employed on a full-time, part-time, seasonal or temporary basis, with the following adjustments:

•

As of October 1, 2017, our employee population consisted of 25,124 individuals, with 43% of these individuals located in the U.S., 30% located in Indonesia, 19% located in Peru, and the remaining 8% located in other foreign jurisdictions. To reduce administrative costs and as permitted by SEC rules, we have excluded from the calculation each foreign jurisdiction where we employ less than 100 individuals, namely the employees in each of Australia, Bulgaria, Canada, China, the Democratic Republic of the Congo, Germany, Japan, the Netherlands, the Philippines, the Russian Federation, South Africa, Taiwan and the United Kingdom. This adjustment resulted in the exclusion from the calculation of approximately 300 total employees, representing approximately 1% of our employee population.

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•	With respect to permanent employees hired after January 1, 2017, we assumed for purposes of the calculation that those employees worked the full nine-month period in 2017.

•

With respect to employees in foreign jurisdictions, we applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on an average exchange rate for the period from July 1, 2017 to September 30, 2017. We did not make any cost of living adjustments.

•	Of the possible median employees, we selected the employee without atypical elements of pay in his or her earnings, such as disability payments or special earnings while on leave.

We calculated annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table.” The annual total compensation of our median employee (other than our CEO) for 2019 was $75,874. As disclosed in the “Summary Compensation Table,” our CEO’s annual total compensation for 2019 was $15,742,249. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 207 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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AUDIT COMMITTEE REPORT

The audit committee is currently comprised of four directors. The board has determined that each member of the audit committee has no material relationship with the company and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to independence of audit committees. The board has determined that each of Messrs. Ford and Stephens qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our charter is available on our website at fcx.com under “About Us – Corporate Governance – Board Committees and Charters” and is available in print upon request. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. We are also responsible for reviewing and discussing with management, our internal audit firm and our independent registered public accounting firm, the company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for (1) developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; or (2) auditing the company’s financial statements and the effectiveness of internal control over financial reporting, and reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2019, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP, the company’s internal audit firm (Deloitte & Touche), and Ernst & Young, LLP, the company’s independent registered public accounting firm (Ernst & Young), management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2019, both of which are included in our 2019 Form 10-K.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2019, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2019. We have reviewed and discussed the company’s audited financial statements for the year 2019 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the U.S., and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Ernst & Young their independence. We have also discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2019, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in our 2019 Form 10-K.

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Internal Audit

We also review the company’s internal audit function, including the selection of the company’s internal audit firm. In February 2019, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2019. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

Dated: April 14, 2020 Gerald J. Ford, Chair Dustan E. McCoy Lydia H. Kennard John J. Stephens

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young in each of the last two fiscal years:

	2019	2018
Audit Fees (1)	$12,751,000	$14,082,000
Audit-Related Fees (2)	613,000	650,000
Tax Fees (3)	258,000	316,000
All Other Fees (4)	57,000	—

(1)

Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.

(2)	Audit-Related Fees were primarily for professional services rendered in connection with various accounting consultations, transaction related matters, and other attest services.

(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.

(4)	All Other Fees were primarily for trainings and the use of Ernst & Young’s proprietary research tool.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit, audit-related, tax and permitted non-audit services to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the chair of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chair during any fiscal quarter does not exceed $60,000.

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At each regularly-scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any services pre-approved by the chair since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm. Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

PROPOSAL NO. 2:    RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

The audit committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. In February 2020, the audit committee appointed Ernst & Young to serve as the company’s independent registered public accounting firm for 2020. Although stockholder ratification is not required, this appointment is being submitted to the stockholders for ratification as a matter of good corporate governance. The audit committee pre-approves the scope of all audit, audit-related, tax and other services to be provided by Ernst & Young during the ensuing year and determines the appropriate funding to be provided by the company for payment of such services. The audit committee is also involved with the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. Rotation of the audit partner occurred on January 1, 2019. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002.

The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders. If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although it may determine the independent registered public accounting firm should continue. Even if stockholders ratify the appointment, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the stockholders. A representative of Ernst & Young is expected to attend our 2020 annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm For 2020

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Board of Directors’ Recommendation on Proposal No. 2

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

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PROPOSAL NO. 3:    ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board, or the compensation committee of the board. Nonetheless, the board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers. The vote on this resolution is intended to address the company’s overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Inc. approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the company’s proxy statement for our 2020 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in such proxy statement.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly “Executive Officer Compensation – Compensation Discussion and Analysis,” which contains detailed information about our executive compensation program, including changes implemented over the last several years.

We currently hold our “say-on-pay” advisory vote every year. Accordingly, the next “say-on-pay” vote will occur at our 2021 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Board of Directors’ Recommendation on Proposal No. 3

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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CERTAIN TRANSACTIONS

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, by the audit committee or the disinterested members of the board. Any such related party transactions will only be approved or ratified if the audit committee or the disinterested members of the board determine that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. No related party transactions reportable under Item 404 of Regulation S-K have taken place since January 1, 2019, and none are currently proposed.

DIRECTOR COMPENSATION

Director Compensation Philosophy

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the board is guided by the following principles:

•

Compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of work and responsibilities;

•	A significant portion of the total compensation should be paid in common stock to align directors’ interests with the long-term interests of our stockholders; and

•	The structure of the compensation program should be simple and transparent.

Process of Setting Director Compensation

The compensation committee has oversight of director compensation, including the authority to grant equity-based awards. The compensation committee conducts an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program in light of the principles set forth under “Director Compensation – Director Compensation Philosophy.” In December 2018, the compensation committee engaged Pay Governance, the board’s independent compensation consultant at the time, to conduct a market review of non-management director remuneration practices and evaluate the company’s program in light of the review. Pay Governance reported that relative to projected S&P 500 data, (1) the company’s director compensation arrangements are below the projected market median and noted that annual cash compensation (annual board fee and average committee fees) is comparable to the 21st percentile, and (2) the targeted value of the equity retainer is comparable to 54th percentile and the pay for most other board and committee roles aligns with the median. After considering Pay Governance’s report, the compensation committee made the following changes to the company’s director compensation program effective July 1, 2019:

•	Increased the annual fee paid to each non-management director from $75,000 to $125,000; and

•	Eliminated additional fees for service as a member of a board committee (additional fees for service as a committee chair will continue).

The compensation committee will continue to seek advice from the board’s independent compensation consultant at least every other year, or more often as needed, in connection with evaluating our director compensation program relative to relevant market data and formulating its recommendations to the full board.

In addition, under the 2016 Stock Incentive Plan, our stockholders have placed a limit on the cash and equity compensation that may be paid to a non-management director each year. Under the terms of the plan, an annual limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), and other compensation granted to each non-management director for services as a member of the board, although the maximum number of shares subject to equity-based awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit.

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Cash Compensation

Effective July 1, 2019, each non-management director received an annual fee consisting of, as applicable:

Board/Committee	Fee
	Member	Chair
Board	$125,000	$50,000*
Audit	—	25,000
Compensation	—	20,000
Nominating and Corporate Governance	—	15,000
Corporate Responsibility	—	15,000

*	Paid in shares of our common stock.

In addition, each director was reimbursed for reasonable out-of-pocket expenses incurred in attending each board and committee meeting.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for more information.

Mr. Adkerson does not receive any compensation for serving on our board. The compensation he receives for his service as an executive officer is reflected in the “Summary Compensation Table.”

Equity-Based Compensation

Under the equity-based component of our program in place during 2019, our non-management directors received annual equity awards payable solely in RSUs, with the number of RSUs granted determined by dividing $170,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest on the first anniversary of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock. The dividend equivalents are only paid upon vesting of the RSUs. In addition, in connection with an initial election to the board other than at an annual meeting, a director may receive a pro rata equity grant. On June 1, 2019, each non-management director as of that date was granted 17,500 RSUs. In addition, in connection with his appointment as a director on October 18, 2019, Mr. Stephens received a pro rata grant of 11,000 RSUs.

Frozen and Terminated Retirement Plan

We previously adopted a retirement plan for non-management directors pursuant to which directors who had reached age 65 would be entitled to receive a retirement benefit based on the annual director fees. In April 2008, we froze the benefit under this plan for our then existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. As of December 31, 2019, only Messrs. Ford and McCoy are eligible to participate in the retirement plan and will receive an annual benefit of $40,000 upon retirement from the board, which will be payable until the retiree’s death.

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Director Compensation Table

The table below summarizes the total compensation paid to or earned by our non-management directors during 2019.

Director Compensation

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Gerald J. Ford	$190,000	$169,925	$10,992	$ —	$370,917
Lydia H. Kennard	113,750	169,925	n/a	—	283,675
Courtney Mather (6)	21,875	—	n/a	—	21,875
Dustan E. McCoy	127,466	169,925	23,992	6,812	328,195
John J. Stephens (7)	25,476	105,380	n/a	—	130,856
Frances Fragos Townsend	120,000	169,925	n/a	—	289,925

(1)

Pursuant to previous elections, during 2019 each of Messrs. Ford and Mather received an equivalent number of shares of our common stock in lieu of 100% of his annual fee. The amounts reflected in this column include the fees used to purchase shares of our common stock and fees deferred by the directors. In addition, the $50,000 fee paid to Mr. Ford in connection with his service as non-executive chairman of the board was paid in shares of our common stock.

(2)

On June 1, 2019, each non-management director as of that date was granted 17,500 RSUs, and on October 18, 2019, Mr. Stephens was granted a pro rata award of 11,000 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock.

(3)

Since June 2013, our non-management director annual equity award is payable solely in RSUs. The following table sets forth the total number of outstanding RSUs (including vested but deferred RSUs) and stock options held by each non-management director as of December 31, 2019:

Name of Director	RSUs	Options
Gerald J. Ford	17,500	53,500
Lydia H. Kennard	17,500	—
Courtney Mather	—	—
Dustan E. McCoy	94,600	40,000
John J. Stephens	11,000	—
Frances Fragos Townsend	31,400	—

(4)

Amounts reflect an increase in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K. As noted above, the director retirement plan was terminated in 2008 for any future directors.

(5)

For Mr. McCoy, includes (a) $5,693 of interest credited on dividend equivalents on deferred RSUs during 2019 (beginning with RSU grants in 2015, interest credits on dividend equivalents are no longer provided) and (b) $1,119 representing the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in 2007 in connection with our acquisition of Phelps Dodge, as set forth in the table below.

(6)	Mr. Mather resigned from the board effective March 12, 2019 following a decrease in the Icahn group’s share ownership.

(7)	Mr. Stephens was appointed a director on October 18, 2019.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote at our 2020 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 8, 2020, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement and our 2019 annual report, is being made available to our stockholders on or about April 22, 2020. This proxy statement summarizes the information that you need to know in order to cast your vote. Stockholders are encouraged to vote and submit proxies in advance of the meeting by internet or phone as early as possible to avoid COVID-19 related processing delays.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2019 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability of proxy materials provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions provided in the notice to request the materials.

When and where will the annual meeting be held?

As a result of the public health impact of the COVID-19 pandemic and to prioritize the health and well-being of meeting participants, this year’s annual meeting will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at www.meetingcenter.io/238456516. Although no physical in-person meeting will be held, we designed the format of this year’s virtual annual meeting to ensure that our stockholders who attend the virtual annual meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting. A list of stockholders of record as of the record date will be available for examination by stockholders on the meeting website during the meeting.

The virtual annual meeting will begin promptly at 1:00 p.m., Eastern Time, on Wednesday, June 3, 2020. Online access to the audio webcast will open 15 minutes prior to the start of the annual meeting. Stockholders are encouraged to access the annual meeting prior to the start time and allow ample time to log into the audio webcast and test their computer systems.

How can I attend and participate in the virtual annual meeting?

Stockholders are encouraged to vote and submit proxies in advance of the meeting by internet or phone as early as possible to avoid COVID-19 related processing delays. All stockholders are entitled to attend the virtual annual meeting; however, you are entitled to participate, meaning vote, view the list of stockholders of record and submit questions, at the annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you register in advance in accordance with the instructions below.

Stockholders of Record

If you were a stockholder of record at the close of business on the record date (i.e., you hold your shares registered in your name through our transfer agent, Computershare), you can attend and participate in the virtual annual meeting by accessing www.meetingcenter.io/238456516 and selecting “I have a Control Number.” Enter your control number shown on the notice of internet availability or proxy card and the password, which is FCX2020. If you cannot locate your notice of internet availability or proxy card but would still like to attend the annual meeting, you can join as a guest by selecting “I am a guest.” Guest attendees will not be allowed to vote or submit questions at the annual meeting.

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Beneficial Owners

If your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, you must register online in advance to attend and participate in the virtual annual meeting.

To register online in advance, you must first obtain a legal proxy from your bank, broker, trustee or other nominee. Once you have received a legal proxy from your bank, broker, trustee or other nominee, please email a scan or image of it to our transfer agent, Computershare, at legalproxy@computershare.com, with “Legal Proxy” noted in the subject line. Please note that the voting instruction form or notice regarding the availability of proxy materials you received with respect to the annual meeting is not a legal proxy. If you do request a legal proxy from your bank, broker, trustee or other nominee, the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker, trustee or other nominee to vote on your behalf, and, in that case, you would only be able to vote at the virtual annual meeting.

Requests for registration must be received by Computershare no later than 5:00 p.m., Eastern Time, on May 29, 2020. Upon receipt of your valid legal proxy, Computershare will provide you with a control number by email. Once provided, you can attend and participate in the virtual annual meeting by accessing www.meetingcenter.io/238456516 and selecting “I have a Control Number.” Enter the control number provided by Computershare and the password, which is FCX2020. If you do not have a legal proxy but would still like to attend the annual meeting, you can join as a guest by selecting “I am a guest.” Guest attendees will not be allowed to vote or submit questions at the annual meeting.

Participants in our Employee Capital Accumulation Program (ECAP)

If you hold shares of our common stock as a participant through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only attend the annual meeting as a guest by selecting “I am a guest.” Guest attendees will not be allowed to vote or submit questions at the annual meeting. For information regarding how to vote if you are an ECAP participant, please see the question below titled “How do I vote?”

How can I submit questions pertinent to meeting matters?

You can submit questions pertinent to meeting matters at the virtual annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you registered in advance in accordance with the instructions in the question titled “How can I attend and participate in the virtual annual meeting?”

If you wish to submit a question, you may log into the virtual annual meeting website at www.meetingcenter.io/238456516 beginning 15 minutes prior to the start of the annual meeting and submit questions online. You also will be able to submit questions during the annual meeting. To submit a question, you will need your control number and the meeting password, which is FCX2020. Once past the login screen, click on the “Messages” icon at the top of the screen to submit your question. In accordance with the rules of order, a copy of which will be available on the virtual annual meeting website, only questions pertinent to meeting matters will be answered, subject to the time constraints specified in the rules of order. Any questions that cannot be answered due to time constraints can be submitted to FCX Investor Relations at the following email address: ir@fmi.com.

What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter technical difficulties accessing or during the virtual annual meeting, please go to support.vevent.com for common issues and questions or click on the “Help” link in the upper right hand corner during the audio webcast for information on the supported operating systems and browsers.

Who is soliciting my proxy?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before our 2020 annual meeting of stockholders, whether or not you attend and participate in the annual meeting. By completing, dating, signing and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet or phone, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed. Stockholders are encouraged to vote and submit proxies in advance of the meeting by internet or phone as early as possible to avoid COVID-19 related processing delays.

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On what matters will I be voting? How does the board recommend that I cast my vote?

At our 2020 annual meeting, you will be asked to: (1) elect six director nominees; (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020; and (3) approve, on an advisory basis, the compensation of our named executive officers.

The Board unanimously recommends that you vote:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

We do not expect any matters to be presented for action at our 2020 annual meeting other than the matters described in this proxy statement. However, by completing, dating, signing and returning a proxy card, or by submitting your proxy and voting instructions via the internet or phone, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting about which we did not have notice at least 45 days before the anniversary date on which we first sent our proxy materials for the prior year’s annual meeting of stockholders, and they intend to vote on any such other matter in accordance with their best judgment.

How many shares of common stock are eligible to be voted?

As of April 8, 2020, the record date for our 2020 annual meeting, we had 1,451,960,774 shares of common stock outstanding, each of which entitles the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person, including being deemed present in person by means of remote communication (i.e., virtually), or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at our 2020 annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, but your bank, broker, trustee or other nominee submits a proxy or otherwise votes your shares with respect to a discretionary matter (i.e., ratification of auditors), your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting, including being deemed present in person by means of remote communication (i.e., virtually), or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Regardless of whether you plan to attend the virtual annual meeting, please promptly submit your proxy and voting instructions by internet, phone or mail as described herein. Stockholders are encouraged to vote and submit proxies in advance of the meeting by internet or phone as early as possible to avoid COVID-19 related processing delays.

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record of those shares and these proxy materials have been made available to you by us. You may submit your proxy and voting instructions by internet, phone or mail as further described below.

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Your proxy, whether submitted via the internet, phone or mail, authorizes each of Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac as your proxies at our 2020 annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Internet – envisionreports.com/FCX

–	Use the online website provided to submit your proxy and voting instructions via the internet 24 hours a day, seven days a week through the virtual annual meeting on Wednesday, June 3, 2020.

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Please have your notice of internet availability or your proxy card (if received by mail) available and follow the instructions to submit your proxy and voting instructions online. You will need to have the control number that appears on your notice of internet availability or your proxy card available.

•	Phone (within the U.S., U.S. territories and Canada)

–	Use the toll-free number provided to submit your proxy and voting instructions by phone 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on Tuesday, June 2, 2020.

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Please have your notice of internet availability or your proxy card (if received by mail) available and follow the instructions to submit your proxy and voting instructions by phone. You will need to have the control number that appears on your notice of internet availability or your proxy card available.

•	Mail – If you have received printed materials, complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet or by phone, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by phone or mail. To vote at the annual meeting, you will need your control number that appears on your notice of internet availability or your proxy card, along with the password FCX2020.

For a discussion of the treatment of a properly returned proxy card that is signed and dated without voting instructions on any or all of the proposals, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by phone if the bank, broker, trustee or other nominee offers these options or by completing, dating, signing and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. Stockholders are encouraged to vote and submit proxies in advance of the meeting by internet or phone as early as possible to avoid COVID-19 related processing delays. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

If you are a beneficial owner and you plan to attend and participate in the annual meeting, please see the question above titled “How can I attend and participate in the virtual annual meeting?” for information on how to register.

Participants in our ECAP

If you hold shares of our common stock through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please complete, date and sign your voting instruction form and return it in the postage-paid envelope provided to you. Upon receipt of the executed voting instruction form by Computershare, the trustee will vote such shares of common stock as instructed by you. If no voting instructions are indicated on the voting instruction form or if the voting instruction form is not received by Computershare by 11:59 p.m. (Eastern Time) on May 28, 2020, the trustee will not vote the shares of common stock held by the trustee for your account, unless the

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trustee determines that the failure to vote such shares will violate the Employee Retirement Income Security Act of 1974, as amended. Because shares held by participants in our ECAP must be voted by the trustee, these shares may not be voted by you during the annual meeting; however, you can attend the annual meeting as a guest.

What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you are a stockholder of record and you properly submit a proxy and voting instructions via the internet, by phone or by mail, your shares of our common stock will be voted as you specify. If you are a stockholder of record who returns a proxy card properly signed and dated but you make no specifications on such proxy card, your shares of our common stock will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you properly submit voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will be voted as you specify. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner for whom it is holding shares.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions on this proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to election of directors and the compensation of our named executive officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

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What vote will be required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”

No. 1: Election of directors	For, against or abstain on each nominee	Affirmative vote of a majority of votes cast(*)	No effect	No effect

No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A

No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect

(*)

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast, meaning any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted, meaning that the director nominees who receive the most votes will be elected. In contested elections, stockholders may vote “for” or “withhold” voting authority for each director nominee, and selecting “withhold” with respect to one or more director nominees will have no effect on the election of such nominees. In addition, broker non-votes will have no effect on the election of director nominees in contested elections.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy, unless you are a participant in our ECAP, can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before our 2020 annual meeting, (2) if you timely provide to us another proxy with a later date, or (3) if you are present at the annual meeting and vote at the annual meeting in accordance with the instructions contained in these proxy materials. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Stockholders who are participants in our ECAP cannot vote at the annual meeting and must vote in accordance with instructions from the trustee. Subject to these qualifications, such participants may revoke or change their voting instructions by contacting the trustee, however the voting instruction form, including any revocation or change to the voting instruction form, must be received by Computershare by 11:59 p.m. (Eastern Time) on May 28, 2020.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at our 2020 annual meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 19th Floor, New York, New York 10022, for an estimated fee of $20,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2019 annual report to, and obtain voting instructions from, the beneficial owners and will

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reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by phone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

The board does not expect to bring any other matter before our 2020 annual meeting and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he or she holds a proxy to vote at the annual meeting, in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

Where can I find the voting results of the annual meeting?

We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website at fcx.com under “Investors – Financial Information – SEC Filings.”

2021 STOCKHOLDER PROPOSALS

If you would like us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 23, 2020.

If you are an eligible stockholder, or group of stockholders, and would like us to consider including a proxy access director nomination in next year’s proxy statement, you must comply with the requirements of our proxy access by-law and deliver the required notice and supporting materials in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 23, 2020.

If you would like to present a proposal or director candidate at the next annual meeting but do not wish to have it included in our proxy statement, you must comply with the specific procedural requirements in our by-laws and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by April 4, 2021. Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal at our 2021 annual meeting.

If you would like a copy of the requirements or procedures described above, please contact our corporate secretary as provided above, or access our by-laws on our website at fcx.com under “About Us – Corporate Governance – Governance Documents.”

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ANNEX A

Adjusted EBITDA Reconciliation

(in millions)	2019

Net loss attributable to common stockholders – continuing operations	$(242)

Depreciation, depletion and amortization	1,412

Interest expense, net	620

Income tax provision	510

Metals inventory adjustments	179

Net gain on sales of assets	(417)

Accretion expense	118

Stock-based compensation	63

Non-cash impact of commodity hedging program	(6)

Loss on early extinguishment of debt	27

Other net charges(1)	525

Net income attributable to noncontrolling interests	50

Consolidated Adjusted EBITDA(2)	$2,839

(1)

Primarily includes charges at PT-FI of $382 million, consisting of $166 million associated with an unfavorable Indonesia Supreme Court ruling related to certain disputed PT-FI export duties, $156 million associated with historical contested tax disputes, $32 million for a currency exchange adjustment to value-added tax receivables and $28 million for an adjustment to the settlement of the historical surface water tax matters with the local regional tax authority in Papua, Indonesia. Also includes charges of $68 million for net adjustments to environmental and related litigation reserves.

(2)

Adjusted EBITDA is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that our presentation of Adjusted EBITDA affords them greater transparency in assessing our financial performance. Adjusted EBITDA should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA may not necessarily be comparable to similarly titled measures reported by other companies, as different companies calculate such measures differently.

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FREEPORT-McMoRan

333 NORTH CENTRAL AVENUE
PHOENIX, ARIZONA 85004
602.366.8100
FCX.COM

Your vote matters – here’s how to submit your voting instructions! You may submit your voting instructions online or by phone instead of mailing the below proxy card. Online Go to www.envisionreports.com/FCX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Mail Sign, date, detach and return the bottom Using a black ink pen, mark your votes with an X as shown in this example. portion in the enclosed envelope. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DATE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1 and FOR Proposals 2 and 3. For Against Abstain 1. Election of six directors. Nominees are: 2. Ratification of the appointment of Ernst & Young LLP as our + independent registered public accounting firm for 2020. For Against Abstain For Against Abstain 01—Richard C. Adkerson 3. Approval, on an advisory basis, of the compensation of our named executive officers. 02—Gerald J. Ford 03—Lydia H. Kennard 04—Dustan E. McCoy 05—John J. Stephens 06—Frances Fragos Townsend B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please date and sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 037ERM

Freeport-McMoRan Inc. 2020 Annual Meeting of Stockholders June 3, 2020 at 1:00 p.m. Eastern Time The 2020 Annual Meeting of Stockholders will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at: www.meetingcenter.io/238456516 You can attend and participate in the virtual annual meeting by accessing www.meetingcenter.io/238456516 and selecting “I have a Control Number.” Enter your control number that is in the shaded bar on the reverse side of this proxy card and the password, which is: FCX2020. If you encounter technical difficulties accessing or during the virtual annual meeting, please go to support.vevent.com for common issues and questions or click on the “Help” link in the upper right hand corner during the audio webcast for information on the supported operating systems and browsers. IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2020. Proxy materials are available at: www.envisionreports.com/FCX Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at: www.envisionreports.com/FCX q IF VOTING BY MAIL, SIGN, DATE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Freeport-McMoRan Inc. Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for the 2020 Annual Meeting to be held June 3, 2020 By signing the reverse side of this proxy card, you hereby appoint Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac, or any of them, as proxies, with full power of substitution, to vote your shares of common stock of Freeport-McMoRan Inc. at the virtual annual meeting of stockholders to be held on Wednesday, June 3, 2020, at 1:00 p.m., Eastern Time, via a live audio webcast, accessible at www.meetingcenter.io/238456516, and at any adjournment or postponement thereof, on all matters coming before the virtual annual meeting. The proxies will vote your shares as you specify on the reverse side of this proxy card. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors; therefore, if no direction is made, your shares will be voted FOR each of the director nominees in Proposal 1 and FOR Proposals 2 and 3. For any other matter properly coming before the virtual annual meeting, the proxies will vote your shares as the proxies decide. If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the reverse side of this proxy card. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +